Exhibit 10.1

Execution Version

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT, dated as of February 10, 2012 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is among GENERAL ELECTRIC CAPITAL CORPORATION (“GECC”), in its capacity as agent for Lenders (as defined below) (together with its successors and assigns in such capacity, “Agent”), the financial institutions who are or hereafter become parties to this Agreement as lenders (together with GECC, collectively the “Lenders”, and each individually, a “Lender”), BG MEDICINE, INC., a Delaware corporation (“Borrower”), and the other entities or persons, if any, who are or hereafter become parties to this Agreement as guarantors (each a “Guarantor” and collectively, the “Guarantors”, and together with Borrower, each a “Loan Party” and collectively, “Loan Parties”).

RECITALS

Borrower wishes to borrow funds from time to time from Lenders, and Lenders desire to make loans, advances and other extensions of credit, severally, but not jointly, to Borrower from time to time pursuant to the terms and conditions of this Agreement.

AGREEMENT

Loan Parties, Agent and Lenders agree as follows:

1. DEFINITIONS.

As used in this Agreement, all capitalized terms shall have the definitions as provided herein. Any accounting term used but not defined herein shall be construed in accordance with generally accepted accounting principles in the United States of America, as in effect from time to time (“GAAP”) and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules. All other terms used but not defined herein shall have the meaning given to such terms in the Uniform Commercial Code as adopted in the State of New York, as amended and supplemented from time to time (the “UCC”).

2. LOANS AND TERMS OF PAYMENT.

2.1 Term Loans.

(a) Commitment. Subject to the terms and conditions hereof, each Lender, severally, but not jointly, agrees to make term loans (each a “Term Loan” and collectively, the “Term Loans”) to Borrower from time to time on any Business Day (as defined below) during the period from the Closing Date (as defined below) until February 10, 2013 (the “Commitment Termination Date”) in an aggregate principal amount not to exceed such Lender’s commitment as identified on Schedule A hereto (such commitment of each Lender as it may be amended to reflect assignments made in accordance with this Agreement or terminated or reduced in accordance with this Agreement, its “Commitment”, and the aggregate of all such commitments, the “Commitments”). Notwithstanding the foregoing, the aggregate principal amount of the Term Loans made hereunder shall not exceed $15,000,000 (the “Total Commitment”). Each Lender’s obligation to fund a Term Loan shall be limited to such Lender’s Pro Rata Share (as defined below) of such Term Loan. Subject to the terms and conditions hereof, the initial Term Loan shall be made on the Closing Date in an aggregate principal amount equal to $10,000,000 (the “Initial Term Loan”). After the Initial Term Loan but prior to the Commitment Termination Date, and subject to the terms and conditions hereof, Borrower may request no more than one (1) additional Term Loan in the amount of $5,000,000 (the “Subsequent Term Loan”).

(b) Method of Borrowing. When Borrower desires a Term Loan, Borrower will notify Agent (which notice shall be irrevocable) by facsimile (or by telephone, provided that such telephonic notice shall be promptly confirmed in writing, but in any event on or before the following Business Day) on the date that is ten (10) Business Days prior to the day the Term Loan is to be made (or such shorter period of time as Agent may agree) (the “Funding Date”), provided that the Funding Date of the Initial Term Loan shall be the Closing Date. Agent and Lenders may act without liability upon the basis of such written or telephonic notice reasonably believed by Agent to be from any authorized officer of Borrower. Agent and Lenders shall have no duty to verify the authenticity of the signature appearing on any such written notice.

(c) Funding of Term Loans. Promptly after receiving a request for a Term Loan, Agent shall notify each Lender of the contents of such request and such Lender’s Pro Rata Share of the requested Term Loan. Upon the terms and subject to the conditions set forth herein, each Lender, severally and not jointly, shall make available to Agent its Pro Rata Share of the requested Term Loan, in lawful money of the United States of America in immediately available funds, to the Collection Account (as defined below) prior to 11:00 a.m. (New York time) on the specified date. Agent shall, unless it shall have determined that one of the conditions set forth in Section 4.1 or 4.2, as applicable, has not been satisfied, by 4:00 p.m. (New York time) on such day, credit the amounts received by it in like funds (net of any amounts due and payable to Agent under the terms of this Agreement) to Borrower by wire transfer to, unless otherwise specified in a Disbursement Letter (as defined below), the following deposit account of Borrower (or such other deposit account as specified in writing by an authorized officer of Borrower and acceptable to Agent) (the “Designated Deposit Account”):

Bank Name: Comerica Bank

Bank Address: 333 W. Santa Clara Street, San Jose, CA 95113

ABA#: 121-137-522

Account #: 1894-55436-7

Account Name: BG Medicine Inc

Ref: GE / Comerica

(d) Notes. The Term Loans made by each Lender shall be evidenced by this Agreement, and if requested by a Lender, a promissory note substantially in the form of Exhibit A hereto (each a “Note” and, collectively, the “Notes”).

(e) Agent May Assume Funding. Unless Agent shall have received notice from a Lender prior to the date of any particular Term Loan that such Lender will not make available to Agent such Lender’s Pro Rata Share of such Term Loan, Agent may assume that such Lender has made such amount available to it on the date of such Term Loan in accordance with subsection (c) of this Section 2.1, and may (but shall not be obligated to), in reliance upon such assumption, make available a corresponding amount for the account of Borrower on such date. If and to the extent that such Lender shall not have so made such amount available to Agent, such Lender and Borrower severally agree to repay to Agent forthwith on demand such corresponding amount funded by Agent together with interest thereon, for each day from the day such amount is made available to Borrower until the day such amount is repaid to Agent, at (i) in the case of Borrower, a rate per annum equal to the interest rate applicable thereto pursuant to Section 2.2(a), and (ii) in the case of such Lender, a floating rate per annum equal to, for each day from the day such amount is made available to Borrower until such amount is reimbursed to Agent, the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion (the “Federal Funds Rate”) for the first Business Day and thereafter, at the interest rate applicable to such Term Loan. If such Lender shall repay such corresponding amount to Agent, the amount so repaid shall constitute such Lender’s loan included in such Term Loan for purposes of this Agreement.

2.2 Interest and Repayment.

(a) Interest. Each Term Loan shall accrue interest on the outstanding principal amount thereof in arrears from the date made until such Term Loan is fully repaid at an annual rate of interest equal to the sum of (i) the Reference Rate (as defined below) plus (ii) 8.0% per annum. All computations of interest and fees calculated on a per annum basis shall be made by Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such interest and fees are payable. Each determination of an interest rate or the amount of a fee hereunder or under the Fee Letter (as defined below) shall be made by Agent and shall be conclusive, binding and final for all purposes, absent manifest error.

(b) Determination of Reference Rate. As used herein, the term “Reference Rate” means, for any day during a calendar month, a floating rate of interest determined by Agent equal to (i) the higher of (A) 1.25% per annum and (B) the offered rate per annum for deposits in U.S. dollars for an interest period of three (3) calendar months that appears on Reuters Screen LIBOR01 Page as of 11:00 A.M. (London, England time) on the second full Business Day on which banks in the City of London, England are generally open for interbank or foreign exchange transactions (such Business Day a “LIBOR Business Day”) immediately prior to the first day of such calendar month, or with respect to the period commencing on the Closing Date and ending on the last day of the calendar month in which the Closing Date occurs, on the second full LIBOR Business Day prior to the Closing Date (unless the first day of such calendar month is not a Business Day, in which event the next succeeding Business Day will be used); divided by (ii) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two (2) LIBOR Business Days prior to the first day of such calendar month or the Closing Date (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other applicable governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board) that are required to be maintained by a member bank of the Federal Reserve System. If the rate described in clause (i)(B) above shall cease to exist or be available, such rate shall be the rate of interest per annum at which deposits of U.S. Dollars in immediately available funds are offered as of 11:00 A.M. (London, England time) two (2) LIBOR Business Days prior to such day by major financial institutions reasonably satisfactory to Agent in the London interbank market for a three (3) month interest period for the applicable principal amount on such date of determination.

(c) Payments of Principal and Interest.

(i) Interest Payments. For each Term Loan, Borrower shall pay interest to Agent, for the ratable benefit of the Lenders, at the rate of interest for such Term Loan determined in accordance with Section 2.2(a) in arrears on the first day of each calendar month (each, a “Scheduled Payment Date”) commencing on the first day of the calendar month occurring after the month during which such Term Loan was made.

(ii) Principal Payments. For the Initial Term Loan, Borrower shall pay principal to Agent, for the ratable benefit of the Lenders, in thirty (30) equal consecutive payments of $333,333.33 on each Scheduled Payment Date, commencing on March 1, 2013 (the “Amortization Start Date”). For the Subsequent Term Loan (if funded), Borrower shall pay principal to Agent, for the ratable benefit of the Lenders, in thirty (30) equal consecutive payments of $166,666.67 on each Scheduled Payment Date, commencing on the Amortization Start Date.

(iii) Payments Generally. Notwithstanding the foregoing provisions of this Section 2.2(c), all unpaid principal and accrued interest and other outstanding monetary Obligations (as defined below) with respect to any Term Loan are due and payable in full to Agent, for the ratable benefit of Lenders, on the earlier of (A) August 1, 2015 or (B) the date that such Term Loan otherwise becomes due and payable hereunder, whether by acceleration of the Obligations pursuant to Section 8.2 or otherwise (the earlier of (A) or (B), the “Term Loan Maturity Date”). Each scheduled payment of interest or principal hereunder is referred to herein as a “Scheduled Payment.”

(d) No Reborrowing. Once a Term Loan is repaid or prepaid, it cannot be reborrowed.

(e) Payments. All payments (including prepayments) to be made by any Loan Party under any Debt Document shall be made by wire transfer or ACH transfer in immediately available funds (which shall be the exclusive means of payment hereunder) in U.S. dollars, without setoff or counterclaim to the Collection Account (as defined below) before 11:00 a.m. (New York time) on the date when due. All payments received by Agent after 11:00 a.m. (New York time) on any Business Day or at any time on a day that is not a Business Day may, in Agent’s sole discretion, be deemed to be received on the next Business Day. Whenever any payment required under this Agreement would otherwise be due on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension. All Scheduled Payments due to Agent and Lenders under Section 2.2(c) shall be effected by automatic debit of the appropriate funds from Borrower’s operating account specified on the Automatic Payment Authorization Agreement (as defined below). As used herein, the term “Collection Account” means the following account of Agent (or such other account as Agent shall identify to Borrower in writing):

Bank Name: Deutsche Bank

Bank Address: New York, NY

ABA Number: 021 001 033

Account Number: 50271079

Account Name: GECC HH Cash Flow Collections

Ref: BG Medicine/CFN HFS2986

(f) Withholdings and Increased Costs. All payments shall be made free and clear of any taxes, withholdings, duties, impositions or other charges (other than taxes on the overall net income of any Lender and comparable taxes), such that Agent and Lenders will receive the entire amount of any Obligations, regardless of source of payment. If Agent or any Lender shall have determined that the introduction of or any change in, after the date hereof, any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order reduces the rate of return on Agent or such Lender’s capital as a consequence of its obligations hereunder or increases the cost to Agent or such Lender of agreeing to make or making, funding or maintaining any Term Loan, then Borrower shall from time to time upon demand by Agent or such Lender (with a copy of such demand to Agent) promptly pay to Agent for its own account or for the account of such Lender, as the case may be, additional amounts sufficient to compensate Agent or such Lender for such reduction or for such increased cost. A certificate as to the amount of such reduction or such increased cost submitted by Agent or such Lender (with a copy to Agent) to Borrower shall be conclusive and binding on Borrower, absent manifest error, provided, that, neither Agent nor any Lender shall be entitled to payment of any amounts under this Section 2.2(f) unless it has delivered such certificate to Borrower within 180 days after the occurrence of the changes or events giving rise to the increased costs to, or reduction in the amounts received by, Agent or such Lender; provided further that, such 180 day limitation shall not apply to any increased costs or reductions in the amounts received by Agent or any Lender arising from (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act or any and all requests, rules, guidelines or directives thereunder or issued in connection therewith or (b) any requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case of this clause (b) pursuant to Basel III, and such Act and any such requests, rules, guidelines or directives shall be deemed to be introduced or changed after the date hereof, regardless of the date enacted, adopted or issued. This provision shall survive the termination of this Agreement.

(g) Loan Records. Each Lender shall maintain in accordance with its usual practice accounts evidencing the Obligations of Borrower to such Lender resulting from such Lender’s Pro Rata Share of each Term Loan, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. Agent shall maintain in accordance with its usual practice a loan account on its books to record the Term Loans and any other extensions of credit made by Lenders hereunder, and all payments thereon made by Borrower. The entries made in such accounts shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided, however, that no error in such account and no failure of any Lender or Agent to maintain any such account shall affect the obligations of Borrower to repay the Obligations in accordance with their terms.

(h) Payment of Expenses and other Obligations. Agent is authorized to, and at its sole election may, debit funds from Borrower’s operating account specified in the Automatic Payment Authorization Agreement to pay all Obligations under this Agreement or any of the other Debt Documents if and to the extent Borrower fails to promptly pay any such amounts as and when due (after taking into account any applicable grace periods for such payment set forth in Section 8.1(a)).

2.3 Prepayments. Borrower may voluntarily prepay, upon five (5) Business Days’ prior written notice to Agent, any Term Loan in full, but not in part. Upon the date of (a) any voluntary prepayment of a Term Loan in accordance with the immediately preceding sentence or (b) any mandatory prepayment of a Term Loan required under this Agreement (whether by acceleration of the Obligations pursuant to Section 8.2 or otherwise), Borrower shall pay to Agent, for the ratable benefit of the Lenders, a sum equal to (i) all outstanding principal plus accrued and unpaid interest with respect to such Term Loan, plus (ii) the Final Payment Fee (as such term is defined in the Fee Letter) for such Term Loan, and plus (iii) a prepayment premium (as yield maintenance for the loss of a bargain and not as a penalty) equal to 1% of the principal amount of such Term Loan being prepaid, if such prepayment is made on or before the two year anniversary of such Term Loan.

2.4 Late Fees. If Agent does not receive any Scheduled Payment or other payment under any Debt Document from any Loan Party within five (5) days after its due date, then, at Agent’s election,

such Loan Party agrees to pay to Agent for the ratable benefit of all Lenders, a late fee equal to (a) 5.0% of the amount of such unpaid payment or (b) such lesser amount that, if paid, would not cause the interest and fees paid by such Loan Party under this Agreement to exceed the Maximum Lawful Rate (as defined below) (the “Late Fee”).

2.5 Default Rate. All Term Loans and other Obligations shall bear interest, at the election of Agent or upon the request of the Requisite Lenders (as defined below) (or automatically while any Event of Default (as defined below) under Section 8.1(g) exists), from and after the occurrence and during the continuation of an Event of Default, at a rate equal to the lesser of (a) 5.0% above the rate of interest applicable to such Obligations as set forth in Section 2.2(b) immediately prior to the occurrence of the Event of Default and (b) the Maximum Lawful Rate (the “Default Rate”). The application of the Default Rate shall not be interpreted or deemed to extend any cure period or waive any Default or Event of Default or otherwise limit Agent’s or any Lender’s right or remedies hereunder. All interest payable at the Default Rate shall be payable on demand.

2.6 Lender Fees. Borrower shall pay to Agent for the account of the Closing Date Lenders the fees set forth in that certain fee letter, dated as of the Closing Date, by and among Borrower, Agent and the Closing Date Lenders (the “Fee Letter”) in the amounts and on the dates set forth therein, which fees shall be fully earned and non-refundable when paid.

2.7 Maximum Lawful Rate. Anything herein, any Note or any other Debt Document (as defined below) to the contrary notwithstanding, the obligations of Loan Parties hereunder and thereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by Agent and Lenders would be contrary to the provisions of any law applicable to Agent and Lenders limiting the highest rate of interest which may be lawfully contracted for, charged or received by Agent and Lenders, and in such event Loan Parties shall pay Agent and Lenders interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder or thereunder is less than the Maximum Lawful Rate, Loan Parties shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent and Lenders is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the making of the Initial Term Loan as otherwise provided in this Agreement, any Note or any other Debt Document.

2.8 Authorization and Issuance of the Warrants. As of the Closing Date, Borrower has duly authorized the issuance on the Closing Date to Lenders (or their respective affiliates or designees) of stock purchase warrants substantially in the form of the warrant attached hereto as Exhibit F (collectively, the “Warrants”) evidencing Lenders’ (or their respective affiliates or designees) right to acquire their respective Pro Rata Share of up to 36,657 shares of common stock of Borrower with an exercise price of $6.82 per share (the “Initial Term Loan Warrants”). Prior to the funding of the Subsequent Term Loan, Borrower agrees to duly authorize the issuance, on the Funding Date of the Subsequent Term Loan, to Lenders of Warrants evidencing Lenders’ (or their respective affiliates or designees) right to acquire their respective Pro Rata Share of shares of common stock of Borrower in an amount equal to 2.5% of the principal amount of the Subsequent Term Loan, divided by the Exercise Price as of the Funding Date of the Subsequent Term Loan (the “Subsequent Term Loan Warrants”). Subject to the terms and conditions of the Warrants, the exercise period shall expire ten (10) years from the date such Warrants are issued. As used herein, “Exercise Price” means an amount per share equal to the lesser of (a) the 10-day trailing average of Borrower’s common stock price, as determined as of the close of business on the Business Day immediately prior to the applicable Funding Date and (b) Borrower’s common stock price, as determined as of the close of business on the Business Day immediately prior to the applicable Funding Date.

3. CREATION OF SECURITY INTEREST.

3.1 Grant of Security Interest. As security for the prompt payment and performance, whether at the stated maturity, by acceleration or otherwise, of all Term Loans and other debt, obligations and liabilities of any kind whatsoever of Borrower to Agent and Lenders under the Debt Documents (other than the Warrants) (whether for principal, interest, fees, expenses, prepayment premiums, indemnities, reimbursements or other sums, and whether or not such amounts accrue after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not allowed in such case or proceeding), absolute or contingent, now existing or arising in the future, including but not limited to the payment and performance of any outstanding Notes, and any renewals, extensions and modifications of such Term Loans (such indebtedness under the Notes, Term Loans and other debt, obligations and liabilities in connection with the Debt Documents (other than the Warrants) are collectively called the “Obligations”), and as security for the prompt payment and performance by each Guarantor of its obligations under any guaranty entered into pursuant to Section 6.11, each Loan Party does hereby grant to Agent, for the benefit of Agent and Lenders, a security interest in the property listed below (all hereinafter collectively called the “Collateral”):

All of such Loan Party’s personal property of every kind and nature (except for Intellectual Property, as defined in, and to the extent excluded pursuant to, Section 3.3) whether now owned or hereafter acquired by, or arising in favor of, such Loan Party, and regardless of where located, including, without limitation, all accounts, chattel paper (whether tangible or electronic), commercial tort claims, deposit accounts, documents, equipment, financial assets, fixtures, goods, instruments, investment property (including, without limitation, all securities accounts), inventory, letter-of-credit rights, letters of credit, securities, supporting obligations, cash, cash equivalents, any other contract rights (including, without limitation, rights under any license agreements), or rights to the payment of money, and general intangibles, and all books and records of such Loan Party relating thereto, and in and against all additions, attachments, accessories and accessions to such property, all substitutions, replacements or exchanges therefor, all proceeds, insurance claims, products, profits and other rights to payments not otherwise included in the foregoing (with each of the foregoing terms that are defined in the UCC having the meaning set forth in the UCC)

; provided, that, the grant of the security interest herein shall not extend to and the term “Collateral” shall not include (a) equipment subject to liens permitted pursuant to Section 7.2(c) solely to the extent that with respect to financing agreements entered into in connection therewith (i) prior to the Closing Date, such agreements prohibit the granting of a lien in such equipment or (ii) after the Closing Date, such agreements prohibit the granting of a lien in such equipment after the Loan Parties have used commercially reasonable efforts to get such restriction removed; provided, that, upon the termination or expiration of any such financing arrangement or prohibition on such lien such equipment shall automatically be subject to the security interest granted in favor of the Agent hereunder and become part of the “Collateral”; (b) each of its Intellectual Property licenses pursuant to which it is a licensee (each, a “License”) as in effect on the date hereof but only to the extent that the granting of such security interest would constitute a default under such License as in effect on the date hereof, and only to the extent that such prohibition or default is enforceable under applicable law (including, without limitation, Sections 9-406, 9-407 and 9-408 of the UCC); provided, that, upon the termination or expiration of any such prohibition or default provision, such License shall automatically be subject to the security interest granted in favor of Agent hereunder and become part of the “Collateral”, and provided further that the “Collateral” shall include all proceeds, products, substitutions and replacements of any such License; (c) more than 66% of the issued and outstanding voting capital stock of any Subsidiary of Borrower that is incorporated or organized in a jurisdiction other than the United States or any state or territory thereof (each a “Foreign Subsidiary”); and (d) deposit accounts securing reimbursement obligations with respect to letters of credit permitted to be incurred under Section 7.2(g) so long as the balance in such deposit accounts does not exceed the aggregate stated principal amount of such letters of credit and such deposit accounts and the funds therein do not secure any other Indebtedness (as defined below).

Each Loan Party hereby represents and covenants that such security interest constitutes a valid, first priority security interest in the presently existing Collateral (subject only to Permitted Liens that would be prior to the security interest granted hereunder as a matter of law, but not solely as a result of a prior UCC financing statement filing), and will constitute a valid, first priority security interest in Collateral acquired after the date hereof (subject only to Permitted Liens that would be prior to the security interest granted hereunder as a matter of law, but not solely as a result of a prior UCC financing statement filing). Each Loan Party hereby covenants that it shall give written notice to Agent promptly upon the acquisition by such Loan Party or creation in favor of such Loan Party of any commercial tort claim after the Closing Date.

3.2 Financing Statements. Each Loan Party hereby authorizes Agent to file UCC financing statements with all appropriate jurisdictions to perfect Agent’s security interest (for the benefit of itself and Lenders) granted hereby.

3.3 Grant of Security Interest in Proceeds of Intellectual Property. The Collateral shall not include any intellectual property of any Loan Party, which shall be defined as all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, trade names, service marks, mask works, rights of use of any name, domain names, or any other similar rights, any applications therefor, whether registered or not, and the goodwill of the business of any Loan Party connected with and symbolized thereby, know-how, operating manuals, trade secret rights, clinical and non-clinical data, rights to unpatented inventions (collectively, “Intellectual Property”) now owned or hereafter acquired; provided, however, that the Collateral shall include all cash, royalty fees, awards, judgments, insurance claims and other monetary claims, other proceeds, accounts and general intangibles that consist of rights of a Loan Party to receive payment with respect to the Intellectual Property and all income, royalties and proceeds at any time due or payable to a Loan Party with respect to the Intellectual Property and any of the foregoing, including, without limitation, (i) any proceeds from the sale, licensing or other disposition of all or any part of, or rights in, the Intellectual Property, (ii) all rights to payment of money of any Loan Party for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof and (iii) any monetary damages owing to any Loan Party with respect to any past, present or future infringement of any Intellectual Property, together with all accessions and additions thereto, proceeds and products thereof (including, without limitation, any proceeds resulting under insurance policies of any Loan Party) (“Rights to Payment”). Notwithstanding the foregoing, to the extent it is necessary under applicable law to have a security interest in the underlying Intellectual Property in order for Agent to have (i) a security interest in the Rights to Payment or (ii) a security interest in any payments with respect to Rights to Payment that are received after the commencement of a bankruptcy or insolvency proceeding, then the Collateral shall automatically, and effective as of the date hereof, include the Intellectual Property to the extent necessary to permit attachment and perfection of Agent’s security interest (on behalf of itself and Lenders) in the Rights to Payment and any payments in respect thereof. Agent hereby agrees on behalf of itself and Lenders that, if Agent obtains a security interest in the Intellectual Property pursuant to the immediately preceding sentence, Agent will not exercise any remedies (under the UCC or otherwise) with respect to the Intellectual Property other than remedies with respect to Rights to Payment.

3.4 Termination of Security Interest. Upon the date on which all of the Obligations (other than contingent indemnity obligations that survive the termination of this Agreement and for which no claim has been asserted) are repaid in full in cash, all of the Commitments hereunder are terminated, and this Agreement shall have been terminated and upon receipt of a payoff letter or termination agreement executed by the Loan Parties in form and substance reasonably acceptable to Agent (the “Termination Date”), Agent shall, at Loan Parties’ sole cost and expense and without any recourse, representation or warranty, release its Liens in the Collateral.

4. CONDITIONS OF CREDIT EXTENSIONS

4.1 Conditions Precedent to Initial Term Loan. No Lender shall be obligated to make its Pro Rata Share of the Initial Term Loan, or to take, fulfill, or perform any other action hereunder, until the following have been delivered to Agent (the date on which the Lenders make the Initial Term Loan after all such conditions shall have been satisfied in a manner satisfactory to Agent and the Lenders or waived in accordance with this Agreement, the “Closing Date”):

(a) a counterpart of this Agreement duly executed by each Loan Party, each Lender and Agent;

(b) a certificate executed by the Secretary of each Loan Party, the form of which is attached hereto as Exhibit B-1 (each and collectively, the “Secretary’s Certificate”), providing verification of incumbency and attaching (i) such Loan Party’s board resolutions approving the transactions contemplated by this Agreement and the other Debt Documents and (ii) such Loan Party’s governing documents;

(c) Notes duly executed by Borrower in favor of each Lender that has requested a Note;

(d) filed copies of UCC financing statements, collateral assignments, and termination statements, with respect to the Collateral, as Agent shall request;

(e) certificates of insurance evidencing the insurance coverage, and satisfactory additional insured and lender loss payable endorsements, in each case as required pursuant to Section 6.4 herein;

(f) current UCC lien, judgment, bankruptcy and tax lien search results demonstrating that there are no other Liens (as defined below) on the Collateral, other than Permitted Liens (as defined below);

(g) a certificate of status/good standing of each Loan Party from the jurisdiction of such Loan Party’s organization and a certificate of foreign qualification from each jurisdiction where such Loan Party’s failure to be so qualified could reasonably be expected to have a Material Adverse Effect (as defined below), in each case as of a recent date acceptable to Agent;

(h) a landlord consent and/or bailee letter in favor of Agent executed by the applicable landlord or bailee (the forms of which are attached hereto as Exhibit C-1 and Exhibit C-2, as applicable (each an “Access Agreement”)), for any third party location where any of the following are located: (a) any Loan Party’s principal place of business, (b) any Loan Party’s books or records or (c) Collateral with an aggregate value in excess of $100,000 at all locations;

(i) a legal opinion of Loan Parties’ counsel, in form and substance satisfactory to Agent;

(j) a completed Automatic Payment Authorization Agreement, a form of which is attached hereto as Exhibit E (the “Automatic Payment Authorization Agreement”);

(k) a completed perfection certificate from each Loan Party, duly executed by such Loan Party (each and collectively, the “Perfection Certificate”), a form of which Agent previously delivered to Borrower;

(l) evidence that Borrower has opened depository, operating and securities accounts at Comerica Bank and is in compliance with Section 7.10(a) with respect to such accounts;

(m) one or more Account Control Agreements (as defined below), in form and substance reasonably acceptable to Agent, duly executed by the applicable Loan Parties and the applicable depository or financial institution, for each deposit account to the extent required pursuant to Section 7.10(b);

(n) a pledge agreement, in form and substance satisfactory to Agent, executed by each Loan Party and pledging to Agent, for the benefit of itself and Lenders, a security interest in (a) 100% of the shares of the outstanding capital stock, of any class, of each Subsidiary (as defined below) of each Loan Party that is incorporated under the laws of any State of the United States or the District of Columbia, (b) 66% of the shares of the outstanding voting capital stock and 100% of the shares of the outstanding non-voting capital stock of each Foreign Subsidiary and (c) any and all Indebtedness (as defined in Section 7.2 below) owing to Loan Parties (the “Pledge Agreement”);

(o) a disbursement instruction letter, in form and substance satisfactory to Agent and the Lenders, executed by each Loan Party, Agent and each Lender (the “Disbursement Letter”);

(p) all other documents and instruments as Agent or any Lender may reasonably deem necessary or appropriate to effectuate the intent and purpose of this Agreement (together with the Agreement, the Notes, the Warrants, the Account Control Agreements, the Access Agreements, the Perfection Certificate, the Pledge Agreement, the Fee Letter, the Secretary’s Certificate and the Disbursement Letter, and all other agreements, instruments, documents and certificates executed and/or delivered to or in favor of Agent from time to time in connection with this Agreement or the transactions contemplated hereby, the “Debt Documents”); and

(q) Agent and Lenders shall have received the fees required to be paid by Borrower (including, without limitation, those payable on the Closing Date pursuant to the Fee Letter), and Borrower shall have reimbursed Agent and Lenders for all fees, costs and expenses of closing presented as of the date of this Agreement.

4.2 Conditions Precedent to All Term Loans. No Lender shall be obligated to make its Pro Rata Share of any Term Loan, including the Initial Term Loan, unless the following additional conditions have been satisfied:

(a) (i) all representations and warranties in Section 5 below shall be true as of the date of such Term Loan; (ii) no Event of Default or any other event, which with the giving of notice or the passage of time, or both, would constitute an Event of Default (such event, a “Default”), has occurred and is continuing or will result from the making of any Term Loan, and (iii) Agent shall have received a certificate from an authorized officer of each Loan Party confirming each of the foregoing, the form of which is attached hereto as Exhibit B-2.

(b) Agent shall have received the redelivery or supplemental delivery of the items set forth in the following sections to the extent circumstances have changed since the Initial Term Loan: Sections 4.1(b), (e), (f), (g), (k) and (o);

(c) each Lender (or its respective affiliate or designee) shall have received (i) with respect to the Initial Term Loan, an Initial Term Loan Warrant and (ii) with respect to the Subsequent Term Loan, a Subsequent Term Loan Warrant; and

(d) with respect to the Subsequent Term Loan, (i) the Loan Parties have achieved at least $2,500,000 in cumulative product revenue measured on a trailing six (6) month basis as of the last day of the month immediately preceding the Funding Date of the Subsequent Term Loan (the “Minimum Product Revenue Condition”) and (ii) Agent shall have received a certificate and supporting documentation in form and substance reasonably acceptable to Agent executed by Borrower’s Chief Financial Officer at least three (3) Business Days prior to the Funding Date of the Subsequent Term Loan certifying and demonstrating that Borrower has satisfied the Minimum Product Revenue Condition.

5. REPRESENTATIONS AND WARRANTIES OF LOAN PARTIES.

Each Loan Party, jointly and severally, represents, warrants and covenants to Agent and each Lender that:

5.1 Due Organization and Authorization. Each Loan Party’s exact legal name is as set forth in the Perfection Certificate and each Loan Party is, and will remain, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization as specified in the Perfection Certificate, has its chief executive office at the location specified in the Perfection Certificate, and is, and will remain, duly qualified and licensed in every jurisdiction wherever necessary to carry on its business and operations, except where the failure to be so qualified and licensed could not reasonably be expected to have a Material Adverse Effect. This Agreement and the other Debt Documents have been duly authorized, executed and delivered by each Loan Party and constitute legal, valid and binding agreements enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights in general, and subject to general principles of equity). Each Loan Party has all requisite power and authority to own its assets, carry on its business and execute, deliver and perform its obligations under the Debt Documents to which it is a party.

5.2 Required Consents. No filing, registration, qualification with, or approval, consent or withholding of objections from, any governmental authority or instrumentality or any other entity or person is required with respect to the entry into, or performance by any Loan Party of, any of the Debt Documents, except any obtained on or before the Closing Date.

5.3 No Conflicts. The entry into, and performance by each Loan Party of, the Debt Documents will not (a) violate any of the organizational documents of such Loan Party, (b) violate any law, rule, regulation, order, award or judgment applicable to such Loan Party, or (c) result in any breach of or constitute a default under, or result in the creation of any lien, security interest, mortgage, pledge, claim or encumbrance of any kind (any of the foregoing, a “Lien”) on any of such Loan Party’s property (except for Liens in favor of Agent, on behalf of itself and Lenders) pursuant to, any indenture, mortgage, deed of trust, bank loan, credit agreement, or other Material Agreement (as defined below) to which such Loan Party is a party. As used herein, “Material Agreement” means (i) any agreement or contract (other than employment or compensation-related agreements) to which such Loan Party is a party and involving the receipt or payment of amounts in the aggregate exceeding $100,000 per year, and (ii) any agreement or contract to which such Loan Party is a party of which the breach, nonperformance, termination or failure to renew could reasonably be expected to have a Material Adverse Effect. A description of all Material Agreements as of the Closing Date is set forth on Schedule B hereto.

5.4 Litigation. There are no actions, suits, proceedings or investigations pending against or, to the Knowledge of any Loan Party, affecting any Loan Party before any court, federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or, to the Knowledge of any Loan Party, any basis thereof, which involves the possibility of any judgment or liability that could reasonably be expected to have a Material Adverse Effect, or which questions the validity of the Debt Documents, or the other documents required thereby or any action to be taken pursuant to any of the foregoing, nor does any Loan Party have reason to believe that any such actions, suits, proceedings or investigations are threatened. As used in this Agreement, the term “Material Adverse Effect” means a material adverse effect on any of (a) the operations, business, assets, properties, or condition (financial or otherwise) of Borrower, individually, or the Loan Parties, taken as a whole, (b) the ability of a Loan Party to perform any of its obligations under any Debt Document to which it is a party, (c) the legality, validity or enforceability of any Debt Document, (d) the rights and remedies of Agent or Lenders under any Debt Document or (e) the validity, perfection or priority of any Lien in favor of Agent, on behalf of itself and Lenders, on any of the Collateral. As used in this Agreement, the term “Knowledge” means, as to any person or entity, such person or entity has knowledge or should have had knowledge after using reasonable diligence.

5.5 Financial Statements. All financial statements delivered to Agent and Lenders pursuant to Section 6.3 have been prepared in accordance with GAAP (subject, in the case of unaudited financial statements, to the absence of footnotes and normal year end audit adjustments), and since the date of the most recent audited financial statements, no event has occurred which has had or could reasonably be expected to have a Material Adverse Effect. There has been no material adverse deviation from the most recent annual operating plan of Borrower delivered to Agent and Lenders in accordance with Section 6.3.

5.6 Use of Proceeds; Margin Stock. The proceeds of the Term Loans shall be used for working capital and general corporate purposes. No Loan Party and no Subsidiary of any Loan Party is engaged in the business of purchasing or selling margin stock (within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System) (“Margin Stock”) or extending credit for the purpose of purchasing Margin Stock. As of the Closing Date, except as set forth on Schedule B, no Loan Party and no Subsidiary of any Loan Party owns any Margin Stock.

5.7 Collateral. Each Loan Party is, and will remain, the sole and lawful owner, and in possession of, the Collateral (except as expressly permitted under this Agreement), and has the sole right and lawful authority to grant the security interest described in this Agreement. The Collateral is, and will remain, free and clear of all Liens, except for (a) Liens in favor of Agent, on behalf of itself and Lenders, to secure the Obligations, (b) Liens (i) with respect to the payment of taxes, assessments or other governmental charges or (ii) of suppliers, carriers, materialmen, warehousemen, workmen or mechanics and other similar Liens, in each case imposed by law and arising in the ordinary course of business, and securing amounts that are not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are maintained on the books of the applicable Loan Party in accordance with GAAP and which do not involve, in the judgment of Agent, any risk of the sale, forfeiture or loss of any of the Collateral (a “Permitted Contest”), (c) Liens existing on the date hereof and set forth on Schedule B hereto, (d) Liens securing Indebtedness (as defined in Section 7.2 below) permitted under Section 7.2(c) below, provided that (i) such Liens exist prior to the acquisition of, or attach substantially simultaneous with, or within 20 days after the, acquisition, repair, improvement or construction of, such property financed by such Indebtedness and (ii) such Liens do not extend to any property of a Loan Party other than the property

(and proceeds thereof) acquired or built, or the improvements or repairs, financed by such Indebtedness, (e) Licenses described in Section 7.3(c) below, (f) liens in goods in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the ordinary course of business, (g) bankers’ liens or rights of set off in deposit or securities accounts in favor of the financial institution at which such deposit or securities account is located, provided, that, if an Account Control Agreement is required for such deposit or securities account, such liens or rights of set off have been waived or subordinated in a manner satisfactory to Agent therein, (h) pledges or cash deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits (but not including any lien imposed by ERISA (as defined below)) that secure amounts that are not past due or payable, (i) liens from judgments, decrees or attachments in circumstances not constituting an Event of Default, (j) rights retained by licensors in such licensor’s owned Intellectual Property in connection with Licenses and collaboration agreements permitted pursuant to this Agreement and (k) Liens on deposit accounts securing reimbursement obligations with respect to letters of credit permitted to be incurred under Section 7.2(g) so long as (x) the balance in such deposit accounts does not exceed the aggregate stated principal amount of such letters of credit and such deposit accounts and (y) the funds therein do not secure any other Indebtedness (all of such Liens described in the foregoing clauses (a) through (k) are called “Permitted Liens”).

5.8 Compliance with Laws.

(a) Each Loan Party is and will remain in compliance in all material respects with all laws, statutes, ordinances, rules and regulations applicable to it.

(b) Without limiting the generality of the immediately preceding clause (a), each Loan Party further agrees that it and each of its Subsidiaries is and will remain in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Loan Party nor any of its Subsidiaries, Affiliates or joint ventures (i) is a person or entity designated by the U.S. Government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. person or entity cannot deal with or otherwise engage in business transactions, (ii) is a person or entity who is otherwise the target of U.S. economic sanctions laws such that a U.S. person or entity cannot deal or otherwise engage in business transactions with such person or entity, or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Debt Document would be prohibited under U.S. law.

(c) Each Loan Party and each of its Subsidiaries is in compliance with (i) the Trading with the Enemy Act of 1917, Ch. 106, 40 Stat. 411, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended (the “Patriot Act”), and (iii) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

(d) Each Loan Party has met the minimum funding requirements of the United States Employee Retirement Income Security Act of 1974 (as amended, “ERISA”) with respect to any employee benefit plans subject to ERISA. No Loan Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.

5.9 Intellectual Property. The Intellectual Property is and will remain free and clear of all Liens, except for Permitted Liens described in clauses (b)(i) and (j) of Section 5.7. No Loan Party has nor will it enter into any agreement or financing arrangement in which a negative pledge in such Loan Party’s Intellectual Property is granted to any party (other than the negative pledge granted herein to Agent and the Lenders). As of the Closing Date and each date a Term Loan is advanced to Borrower, no Loan Party has any interest in, or title to any Intellectual Property that is (i) a registered trademark or pending trademark application, (ii) a registered copyright or copyright for which an application has been filed or (iii) an issued patent or pending patent application, in each case except as disclosed in the Perfection Certificate. Each Loan Party owns or has rights to use all Intellectual Property material to the conduct of its business as now conducted by it or proposed to be conducted by it on the Closing Date and each subsequent date that this representation is remade, without, to its Knowledge, any actual or claimed infringement upon the rights of third parties.

5.10 Solvency. Both before and after giving effect to each Term Loan, the transactions contemplated herein, and the payment and accrual of all transaction costs in connection with the foregoing, each Loan Party is and will be Solvent. As used herein, “Solvent” means, with respect to a Loan Party on a particular date, that on such date (a) the fair value of the property of such Loan Party is greater than the total amount of liabilities, including contingent liabilities, of such Loan Party; (b) the present fair salable value of the assets of such Loan Party is not less than the amount that will be required to pay the probable liability of such Loan Party on its debts as they become absolute and matured; (c) such Loan Party does not intend to, and does not believe that it will, incur debts or liabilities beyond such Loan Party’s ability to pay as such debts and liabilities mature; (d) such Loan Party is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Loan Party’s property would constitute an unreasonably small capital; and (e) such Loan Party is not “insolvent” within the meaning of Section 101(32) of the United States Bankruptcy Code (11 U.S.C. § 101, et. seq.), as amended from time to time. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

5.11 Taxes; Pension. All federal, state and other material tax returns, reports and statements, including information returns, required by any governmental authority to be filed by each Loan Party and its Subsidiaries have been filed with the appropriate governmental authority and all taxes, levies, assessments and similar charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding taxes, levies, assessments and similar charges or other amounts which are the subject of a Permitted Contest. Proper and accurate amounts have been withheld by each Loan Party from its respective employees for all periods in compliance with applicable laws and such withholdings have been timely paid to the respective governmental authorities. Each Loan Party has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and no Loan Party has withdrawn from participation in, or has permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of a Loan Party, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental authority.

5.12 Full Disclosure. Loan Parties hereby confirm that all of the information disclosed on the Perfection Certificate is true, correct and complete as of the date of this Agreement and is true, correct and complete in all material respects as of the Funding Date of the Subsequent Term Loan. No representation, warranty or other statement made by or on behalf of a Loan Party to Agent or Lenders (including in any certificate, instrument, agreement or document delivered pursuant to this Agreement or any other Debt Document) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading, it being recognized by Agent and Lenders that the projections and forecasts provided by Loan Parties in good faith and based upon reasonable and stated assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

5.13	Regulatory Compliance.

(a) Each Loan Party has, and it and its products are in compliance with, all applicable registrations, authorizations, approvals, licenses, permits, clearances, certificates, and exemptions issued by the U.S. Food and Drug Administration or any successor thereto (“FDA”) or any comparable foreign or state governmental authority (including but not limited to pre-market approval applications (“PMAs”), pre-market notification clearances (“510(k) clearance”), investigational device exemptions (“IDEs”), CE Marks, pricing and reimbursement approvals) (hereinafter “Registrations”) that are required to conduct its business as currently conducted, or as proposed to be conducted, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect. To the Knowledge of each Loan Party, neither the FDA nor any comparable foreign or state governmental authority is considering limiting, suspending, or revoking any such Registration. To the Knowledge of each Loan Party, no product application or other submission to the FDA or any comparable foreign or state governmental authority contained false or misleading information or a significant omission at the time such application was made. The Loan Parties have fulfilled and performed their obligations under each Registration except where the failure to perform such obligations could not reasonably be expected to have a Material Adverse Effect, and, to their Knowledge, no event has occurred or condition or state of facts exists which would constitute a breach or default under, or would cause revocation or termination of, any such Registration. To the Knowledge of each Loan Party, any third party that is a manufacturer of product components or products regulated as medical devices and marketed or distributed by the Loan Parties is in compliance with all Registrations required by the FDA or comparable foreign or state governmental authorities.

(b) All products designed, developed, investigated, manufactured, assembled, packaged, tested, labeled, distributed, sold or marketed by or, to the Knowledge of the Loan Parties, on behalf of the Loan Parties that are subject to the jurisdiction of the FDA or a comparable foreign or state governmental authority, have been and are being designed, developed, investigated, manufactured, assembled, packaged, tested, labeled, distributed, sold and marketed in compliance with the requirements of the FDA and other comparable foreign or state governmental authorities except where the failure to comply with such requirements could not reasonably be expected to result in a Material Adverse Effect.

(c) No Loan Party is subject to any obligation arising under an administrative or regulatory action, Form FDA-483, warning letter, notice of violation letter, consent decree, or other notice, response or commitment made to or with the FDA or any comparable foreign or state governmental authority. To the Knowledge of each Loan Party, there is no act, omission, event, or circumstance that would reasonably be expected to give rise to or lead to any civil, criminal or administrative action.

(d) As of the Closing Date, no Loan Party is undergoing any inspection by the FDA or any other foreign or state governmental authority related to any activities or products of the Loan Parties.

(e) During the period of two calendar years immediately preceding the Closing Date, no Loan Party has introduced into commercial distribution any products manufactured by or, to the Knowledge of the Loan Parties, on behalf of any Loan Party that were upon their shipment by any Loan Party adulterated or misbranded in violation of 21 U.S.C. § 331. The Loan Parties have not received any written notice from the FDA or comparable foreign or state governmental authority alleging material noncompliance with any applicable laws, rules or regulations. No product has been seized, withdrawn, recalled, or detained, and to the Knowledge of the Loan Parties there are no facts or circumstances reasonably likely to result in (i) the seizure, recall, or detention, of any product; (ii) a change in the labeling of any product because of a risk; or (iii) a termination, seizure or suspension of manufacturing, researching, distributing or marketing of any product. To the Knowledge of the Loan Parties, there are no pending or threatened proceedings against any Loan Party in the United States or any other jurisdiction seeking the withdrawal, recall, import detention, or seizure of any product.

(f) No Loan Party nor to the Knowledge of the Loan Parties, any of its respective officers, directors, employees, agents or contractors (i) have been excluded or debarred from any federal healthcare program (including without limitation Medicare or Medicaid) or any other federal program (“Federal Healthcare Program”) or (ii) have received written notice from the FDA or any other comparable governmental authority with respect to debarment or disqualification of any person that could reasonably be expected to have a Material Adverse Effect. No Loan Party nor, to the Knowledge of each Loan Party, any of its respective officers, directors, employees, agents or contractors have been convicted of any crime or engaged in any conduct for which debarment is mandated or permitted by 21 U.S.C. § 335a or such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar law. To the Knowledge of each Loan Party, no officer, or employee of any Loan Party, has (aa) made any untrue statement of material fact or fraudulent statement to the FDA; (bb) failed to disclose a material fact required to be disclosed to the FDA; or (cc) committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide the basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991).

(g) No Loan Party has granted rights to design, develop, manufacture, produce, assemble, distribute, license, prepare, package, label, market or sell its products to any other person nor is it bound by any agreement that affects any Loan Party’s exclusive right to design, develop, manufacture, produce, assemble, distribute, license, prepare, package, label, market or sell its products, other than (i) Licenses permitted pursuant to Section 7.3(c) and (ii) outsourcing service arrangements that do not involve the licensing or other grant of rights in or to Intellectual Property and are not otherwise prohibited by the terms of this Agreement, which are entered into in the ordinary course of business, in all cases described in clause (i) or (ii) above, so long as, to the Knowledge of the Loan Parties, the contracting counter-party is in compliance with all requirements of the FDA and other comparable foreign or state governmental authorities.

6. AFFIRMATIVE COVENANTS.

6.1 Good Standing. Each Loan Party shall maintain its and each of its Subsidiaries’ existence and good standing in its jurisdiction of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Each Loan Party shall maintain, and shall cause each of its Subsidiaries to maintain, in full force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect. “Subsidiary” means, with respect to a Loan Party, any entity the management of which is, directly or indirectly controlled by, or of which an aggregate of more than 50% of the outstanding voting capital stock (or other voting equity interest) is, at the time, owned or controlled, directly or indirectly by, such Loan Party or one or more Subsidiaries of such Loan Party, and, unless the context otherwise requires each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

6.2 Notice to Agent and the Lenders. Loan Parties shall provide Agent and Lenders with (a) notice of the occurrence of any Default or Event of Default, promptly (but in any event within five (5) days) after the date on which any officer of a Loan Party obtains Knowledge of the occurrence of any such event, (b) notice (which shall include a copy or electronic link) of all filings and reports any Loan Party is required to file with the Securities and Exchange Commission (“SEC”) pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 and any other filings related to any Loan Parties’ purchase or sale of securities, and copies of all notices or other written communication received by any Loan Party from the SEC or any securities exchange or governmental authority exercising a similar function, promptly, but in any event within five (5) days after delivering or receiving such information to or from such persons (provided that an electronic link to any such statement, report or notice filed with the SEC shall be sufficient to constitute a copy of the same), (c) written notice of any legal actions pending or threatened in writing against any Loan Party or any Subsidiary that could reasonably be expected to result in damages or costs to any Loan Party or any Subsidiary of $250,000 or more, promptly, but in any event within five (5) days after receipt of notice thereof, including without limitation any such legal actions alleging potential or actual violations of any Public Health Law, (d) together with the delivery of each Compliance Certificate, a list of any new applications or registrations that any Loan Party has made or filed in respect of any Intellectual Property or a change in status of any outstanding application or registration, (e) notice of any material amendments to, and copies of all material statements, reports and notices delivered to or by a Loan Party in connection with, any Material Agreement, or notice of any Loan Party entering into any Material Contract or any termination or breach thereof, promptly (but in any event within five (5) days) after the execution or receipt thereof or the termination or breach thereof, (f) any written notice that the FDA or comparable foreign or state governmental authority is limiting, suspending or revoking any Registration, promptly, but in any event within five (5) Business Days after receipt thereof, (g) notice that any Loan Party has become subject to any administrative or regulatory action by the FDA or comparable foreign or state governmental authority, or received a warning letter, notice of violation letter, or Form FDA-483 observations that any product of any Loan Party has been seized, withdrawn, recalled, detained, or subject to a suspension of manufacturing, or the commencement of any proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, suspension, import detention, or seizure of any product are pending or threatened in writing against any Loan Party, promptly (but in any event within five (5) days) after receipt thereof, and (h) no later than thirty (30) days after the end of each fiscal quarter, a certificate of the chief financial officer of Borrower setting forth in reasonable detail any Margin Stock owned by any Loan Party as of the last day of such fiscal quarter. The term “Public Heath Laws” means all applicable laws, statutes, ordinances, rules and regulations relating to the procurement, development, clinical and non-clinical evaluation, product approval or clearance, manufacture, production, analysis, distribution, importation, exportation, quality, sale, labeling, promotion, or post-market requirements of any medical device (including, without limitation, any ingredient or component of the foregoing products) subject to regulation under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. et seq.) and comparable federal and state laws.

6.3 Financial Statements. Borrower shall deliver to Agent and Lenders (x) within forty-five (45) days of each month end, unaudited consolidated and, if available, consolidating balance sheets, statements of operations and cash flow statements, in a form acceptable to Agent and certified by Borrower’s president, chief executive officer or chief financial officer, (y) within five (5) days after such statements are required to be provided to the SEC, quarterly unaudited consolidated and, if available, consolidating balance sheets, statements of operations and cash flow statements and (z) within five (5) days after such statements are required to be provided to the SEC, annual audited consolidated and, if available, consolidating balance sheets, statements of operations and cash flow statements, certified by a recognized firm of certified public accountants. All audited financial statements delivered pursuant to this Section 6.3 shall be accompanied by the report of an independent certified public accounting firm acceptable to Agent which report shall (i) contain an unqualified opinion, stating that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (ii) not include any explanatory paragraph expressing substantial doubt as to going concern status (other than any going concern statement based solely on the amount of cash and Cash Equivalents held by the Loan Parties). All such statements are to be prepared using GAAP (subject, in the case of unaudited financial statements, to the absence of footnotes and normal year end audit adjustments) and are to be in compliance with applicable SEC requirements. All financial statements delivered pursuant to this Section 6.3 shall be accompanied by a compliance certificate, signed by the chief financial officer of Borrower, in the form attached hereto as Exhibit D (each, a “Compliance Certificate”), and an analysis that includes, with respect to such monthly statements, a comparison to budget for the respective fiscal period, and with respect to such quarterly and annual financial statements, a comparison of performance for such fiscal period to the corresponding period in the prior year. Borrower shall deliver to Agent and Lenders (i) as soon as available and in any event not later than sixty (60) days after the end of each fiscal year of Borrower, an annual operating plan for Borrower, on a consolidated and, if available, consolidating basis, approved by the Board of Directors of Borrower, for the current fiscal year, in form and substance reasonably satisfactory to Agent (provided that the Borrower shall provide the operating plan for fiscal year 2012 no later than April 10, 2012) and (ii) such budgets, sales projections, or other business, financial, corporate affairs and other information as Agent or any Lender may reasonably request from time to time.

6.4 Insurance. Each Loan Party, at its expense, shall maintain, and shall cause each Subsidiary to maintain, insurance (including, without limitation, comprehensive general liability, hazard, and business interruption insurance) with respect to all of its properties and businesses (including, the Collateral), in such amounts and covering such risks as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event with deductible amounts, insurers and policies that shall be reasonably acceptable to Agent. Borrower shall deliver to Agent certificates of insurance evidencing such coverage, together with endorsements to such policies naming Agent as a lender loss payee or additional insured, as appropriate, in form and substance satisfactory to Agent. Each policy shall provide that coverage may not be canceled or altered by the insurer except upon thirty (30) days prior written notice to Agent and shall not be subject to co-insurance. Each Loan Party appoints Agent as its attorney-in-fact to make, settle and adjust all claims under and decisions with respect to such Loan Party’s policies of insurance, and to receive payment of and execute or endorse all documents, checks or drafts in connection with insurance payments. Agent shall not act as such Loan Party’s attorney-in-fact unless an Event of Default has occurred and is continuing. The appointment of Agent as any Loan Party’s attorney-in-fact is a power coupled with an interest and is irrevocable until the Termination Date. Proceeds of insurance shall be applied, at the option of Agent, to repair or replace the Collateral or to reduce any of the Obligations. Notwithstanding the foregoing, provided no Default or Event of Default has occurred and is continuing and the Borrower delivers to the Agent a certificate, signed by the Borrower’s chief financial officer, that it intends within one hundred twenty (120) days of receipt thereof (the “Reinvestment Period”) to use all or a portion of such proceeds to purchase assets used or useful in the ordinary course of business, the Borrower may use all or such portion of the proceeds in the manner set forth in such certificate; provided that (i) the aggregate amount of such insurance proceeds so used and not subject to prepayment under this Section 6.4 shall not exceed $1,000,000 in the aggregate during the term of this Agreement and (ii) any such proceeds not so used or committed to such use pursuant to a binding agreement within the Reinvestment Period shall, on the first Business Day immediately following such period, be applied in accordance with the immediately preceding sentence.

6.5 Taxes. Each Loan Party shall, and shall cause each Subsidiary to, timely file all tax reports and pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, or its income or profits or upon its properties or any part thereof, before the same shall be in default and before the date on which penalties attach thereto, except to the extent such taxes, assessments and governmental charges or levies are the subject of a Permitted Contest.

6.6 Agreement with Landlord/Bailee. Unless otherwise agreed to by Agent in writing, each Loan Party shall obtain and maintain such Access Agreement(s) with respect to any real property on which (a) a Loan Party’s principal place of business, (b) a Loan Party’s books or records or (c) Collateral is located (other than Collateral with an value of less than $50,000 at any one location or $100,000 in the aggregate at all locations) as Agent may require. If Agent agrees in writing that a Loan Party shall not be required to obtain and maintain an Access Agreement with respect to any real property described in the immediately preceding sentence, then within ten (10) Business Days after the due date for any rental payments with respect to such real property, the Borrower shall deliver to Agent (1) evidence in form reasonably satisfactory to Agent that such rental payment was made and (2) a certification that no default or event of default exists under any such lease.

6.7 Protection of Intellectual Property. Each Loan Party shall take all necessary actions to: (a) protect, defend and maintain the validity and enforceability of its Intellectual Property to the extent material to the conduct of its business, (b) promptly advise Agent in writing of material infringements of its Intellectual Property of which any Executive Officer has knowledge and, should the Intellectual Property be material to such Loan Party’s business, take all commercially reasonable actions to enforce its rights in its Intellectual Property against infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, (c) not allow any Intellectual Property material to such Loan Party’s business to be abandoned, forfeited or dedicated to the public without Agent’s written consent (which decision regarding consent or non-consent by Agent shall not be unreasonably delayed after such Loan Party delivers written notice to Agent of such proposed abandonment or forfeiture), and (d) notify Agent promptly, but in any event within five (5) days, if it knows or has reason to know that any application or registration relating to any patent, trademark or copyright (now or hereafter existing) material to its business is reasonably likely to become abandoned or dedicated, or if it receives written notice of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) regarding such Loan Party’s ownership of any Intellectual Property material to its business, its right to register the same, or to keep and maintain the same. Each Loan Party shall comply with and preserve in all material respects each of its Licenses and observe and perform all of the conditions and obligations to be observed and performed by it thereunder, except (i) solely in the case of software Licenses, to the extent such non-compliance could not reasonably be expected to have a Material Adverse Effect or (ii) with respect to the preservation of any such License, where such preservation is no longer useful in the business. None of Agent or any Lender shall have any obligation or liability under any such License by reason of or arising out of this Agreement, the granting of a Lien, if any, in such License or the receipt by Agent (on behalf of itself and Lenders) of any payment relating to any such License. None of Agent or any Lender shall be required or obligated in any manner to perform or fulfill any of the obligations of any Loan Party under or pursuant to any License, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any License, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or which it may be entitled at any time or times. The term “Executive Officer” means the chief executive officer, president, chief financial officer, executive vice president, senior vice president and any other officer with substantially the same responsibility as any of the above.

6.8 Special Collateral Covenants.

(a) Each Loan Party shall remain in possession of its respective Collateral solely at (1) the location(s) specified on the Perfection Certificate and (2) other locations where portable goods of a de minimis value (such as laptops, phones and other similar equipment) may be located in the ordinary course of business; except that Agent, on behalf of itself and Lenders, shall have the right to possess (i) any chattel paper or instrument that constitutes a part of the Collateral, (ii) any other Collateral in which Agent’s security interest (on behalf of itself and Lenders) may be perfected only by possession and (iii) any Collateral after the occurrence of an Event of Default in accordance with this Agreement and the other Debt Documents.

(b) Each Loan Party shall (i) use the Collateral only in its trade or business, (ii) maintain all of the Collateral in good operating order and repair, normal wear and tear excepted, and (iii) use and maintain the Collateral only in material compliance with manufacturers’ recommendations and all applicable laws.

(c) Agent and Lenders do not authorize and each Loan Party agrees it shall not (i) part with possession of any of the Collateral (except to Agent (on behalf of itself and Lenders), for maintenance and repair, or for a Permitted Disposition), or (ii) remove any of the Collateral from, or maintain any of the Collateral outside of, the continental United States.

(d) Each Loan Party shall pay promptly when due all taxes, license fees, assessments and public and private charges levied or assessed on any of the Collateral, on its use, or on this Agreement or any of the other Debt Documents. At its option, Agent may discharge taxes, Liens, security interests or other encumbrances at any time levied or placed on the Collateral and, if the applicable Loan Party fails to do so, may pay for the maintenance, insurance and preservation of the Collateral and effect compliance with the terms of this Agreement or any of the other Debt Documents. Each Loan Party agrees to reimburse Agent, on demand, all costs and expenses incurred by Agent in connection with such payment or performance and agrees that such reimbursement obligation shall constitute Obligations.

(e) Each Loan Party shall, at all times, keep accurate and complete records of the Collateral.

(f) Each Loan Party agrees and acknowledges that any third person who may at any time possess all or any portion of the Collateral shall be deemed to hold, and shall hold, the Collateral as the agent of, and as pledge holder for, Agent (on behalf of itself and Lenders). Agent may at any time give notice to any third person described in the preceding sentence that such third person is holding the Collateral as the agent of, and as pledge holder for, Agent (on behalf of itself and Lenders).

(g) Each Loan Party shall, during normal business hours, and in the absence of a Default or an Event of Default, upon one (1) Business Day’s prior notice, as frequently as Agent reasonably determines to be appropriate: (i) provide Agent (who may be accompanied by representatives of any Lender at such Lender’s sole expense except as otherwise agreed in Section 10.5) and any of its officers, employees and agents access to the properties, facilities, advisors and employees (including officers) of each Loan Party and to the Collateral, (ii) permit Agent (who may be accompanied by representatives of any Lender at such Lender’s sole expense except as otherwise agreed in Section 10.5), and any of its officers, employees and agents, to inspect, audit and make extracts from any Loan Party’s books and records (or at the request of Agent, deliver true and correct copies of such books and records to Agent); provided, that, so long as no Default or Event of Default has occurred and is continuing, the Loan Parties shall only be required to reimburse Agent and any applicable Lender for costs and expenses under Section 10.5 with respect to two (2) such inspections and audits under this Section 6.8(g) during any calendar year, and (iii) permit Agent (who may be accompanied by representatives of any Lender at such Lender’s sole expense except as otherwise agreed in Section 10.5), and its officers, employees and agents, to inspect, audit, appraise, review, evaluate and make test verifications and counts of the Collateral of any Loan Party. Upon Agent’s request, each Loan Party will promptly notify Agent in writing of the location of any Collateral. If a Default or Event of Default has occurred and is continuing or if access is necessary to preserve or protect the Collateral as determined by Agent, each such Loan Party shall provide such access to Agent and to each Lender at all times and without advance notice. Each Loan Party shall make available to Agent and its auditors, as quickly as is possible under the circumstances, originals or copies of all books and records that Agent may reasonably request.

6.9 Further Assurances. Each Loan Party shall, upon request of Agent, furnish to Agent such further information, execute and deliver to Agent such documents and instruments (including, without limitation, UCC financing statements) and shall do such other acts and things as Agent may at any time reasonably request relating to the perfection or protection of the security interest created by this Agreement or for the purpose of carrying out the intent of this Agreement and the other Debt Documents.

6.10 Compliance with Law. Each Loan Party shall comply with all applicable statutes, rules, regulations, standards and orders administered or issued by any governmental authority having jurisdiction over it, its business or its products, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. All products developed, manufactured, tested, distributed or marketed by or on behalf of any Loan Party that are subject to the jurisdiction of the FDA or any comparable foreign or state governmental authority shall be developed, tested, manufactured, distributed and marketed in compliance with the requirements of the FDA and marketed in compliance with the Public Health Laws.

6.11 Additional Subsidiaries. At the time of or prior to the formation of any Subsidiary of Borrower, Borrower shall cause to be executed and delivered to Agent the following, each case in form and substance satisfactory to Agent: (i) a guaranty agreement pursuant to which such Subsidiary shall guarantee the payment and performance of all of the Obligations (and which guaranty agreement shall be a “Debt Document” for the purposes of this Agreement); (ii) a joinder to this Agreement pursuant to which such Subsidiary shall grant to Agent, for the benefit of itself and Lenders, a first priority (subject to Permitted Liens that would be prior to the security interest granted hereunder as a matter of law, but not solely as a result of a prior UCC financing statement filing) and perfected security interest in all assets of such Subsidiary of the same types constituting “Collateral” under Section 3.1 hereof to secure the Obligations, (iii) an amendment to the Pledge Agreement delivered on the Closing Date and pursuant to which all of the capital stock of such new Subsidiary shall be pledged to Agent, for the benefit of the Lenders, on a first priority and perfected basis to secure the Obligations, and (iv) such other related documents (including lien searches, certified corporate documents, good standing certificates, closing certificates, legal opinions and other similar documents) as Agent may request. No Subsidiary formed in accordance with this Section 6.11 may (x) be a Foreign Subsidiary or (y) have any assets or liabilities prior to the delivery of the documents required in immediately preceding sentence. This Section 6.11 shall not operate as a consent to any formation of a Subsidiary that is not expressly permitted under this Agreement.

7. NEGATIVE COVENANTS

7.1 Liens. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any Collateral or Intellectual Property (other than Permitted Liens), or grant any negative pledges on any Collateral or Intellectual Property.

7.2 Indebtedness. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly create, incur, assume, permit to exist, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness (as hereinafter defined), except for (a) the Obligations, (b) Indebtedness existing on the date hereof and set forth on Schedule B to this Agreement, (c) Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by Borrower or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of such person, provided that (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed $500,000 at any time and (ii) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value (plus taxes, shipping and installation expenses) of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made), (d) obligations under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement entered into by a Loan Party in the ordinary course of business, consistent with industry practice and designed to alter the risks arising from fluctuations in currency values or interest rates, but not for speculative purposes and where the principal amount subject to such agreement or arrangement does not exceed $500,000, (e) guaranties by one or more Loan Parties of the Indebtedness of another Loan Party, so long as such Indebtedness is otherwise permitted pursuant to this Section 7.2, (f) Indebtedness owing by any Loan Party to another Loan Party, provided that (i) each Loan Party shall have executed and delivered to each other Loan Party a demand note in the form of Exhibit G hereto (each, an “Intercompany Note”) to evidence such intercompany loans or advances owing at any time by each Loan Party to the other Loan Parties, which Intercompany Note shall be pledged and delivered to Agent pursuant to the Pledge Agreement as additional Collateral for the Obligations, (ii) any and all Indebtedness of any Loan Party to another Loan Party shall be subordinated to the Obligations pursuant to the subordination terms set forth in each Intercompany Note, and (iii) no Default or Event of Default would occur either before or after giving effect to any such Indebtedness, (g) reimbursement obligations in connection with letters of credit in an aggregate stated amount not to exceed $100,000, inclusive of reimbursement obligations with respect to the Letter of Credit No. SVBF005832, dated as of June 30, 2011 issued by Silicon Valley Bank in favor of 610 Lincoln LLC in the stated amount of $36,667.00 and (h) obligations owing to trade creditors incurred in the ordinary course of business and past due by more than 90 days in an amount not to exceed $100,000 in the aggregate. Notwithstanding the foregoing, BG Netherlands shall not be permitted to incur any Indebtedness. The term “Indebtedness” means, with respect to any person, at any date, without duplication, (i) all obligations of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, or upon which interest payments are customarily made, (iii) all obligations of such person to pay the deferred purchase price of property or services, but excluding obligations to trade creditors incurred in the ordinary course of business and not past due by more than ninety (90) days, (iv) all capital lease obligations of such person, (v) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, (vi) all obligations of such person to purchase securities (or other property) which arise out of or in connection with the issuance or sale of the same or substantially similar securities (or property), (vii) all contingent or non-contingent obligations of such person to reimburse any bank or other person in respect of amounts paid under a letter of credit or similar instrument, (viii) all equity securities of such person subject to repurchase or redemption otherwise than at the sole option of such person, (ix) all “earnouts” and similar payment obligations of such person, (x) all indebtedness secured by a Lien on any asset of such person, whether or not such indebtedness is otherwise an obligation of such person, (xi) all obligations of such person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, and (xii) all obligations or liabilities of others guaranteed by such person.

7.3 Dispositions. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, convey, sell, rent, lease, sublease, mortgage, license, transfer or otherwise dispose of (collectively, “Transfer”) any of the Collateral or any Intellectual Property, except for the following (collectively, “Permitted Dispositions”): (a) sales of inventory in the ordinary course of business, (b) dispositions by a Loan Party or any of its Subsidiaries of obsolete or worn-out equipment and other tangible assets that are no longer used or useful in the business of such Loan Party or Subsidiary for cash and fair value so long as (i) no Default or Event of Default exists at the time of such disposition or would be caused after giving effect thereto and (ii) the fair market value of all such assets disposed of does not exceed $250,000 in any calendar year, (c) non-exclusive licenses and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States, in each case for the use of any Loan Party’s Intellectual Property in the ordinary course of business, so long as, with respect to each such license (i) no Default or Event of Default has occurred and is continuing at the time of such Transfer, (ii) the license constitutes an arms-length transaction in the ordinary course of business (and in the case of an exclusive license, made in connection with a bona fide corporate collaboration in the ordinary course of business and approved by the board of directors of the applicable Loan Party) and the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict such Loan Party’s ability to pledge, grant a security interest in or Lien on, or assign or otherwise Transfer any Intellectual Property, (iii) the applicable Loan Party delivers at least fifteen (15) days prior written notice and a brief summary of the terms of the license to Agent, (iv) the applicable Loan Party delivers to Agent copies of the final executed licensing documents in connection with the license promptly upon consummation of the license and (v) all royalties, milestone payments or other proceeds paid or payable to or for the benefit of a Loan Party arising from the licensing agreement are paid to a deposit account that is governed by an Account Control Agreement and (d) exclusive licenses of Intellectual Property with the prior written consent of the Required Lenders.

7.4 Change in Name, Location or Executive Office; Change in Business; Change in Fiscal Year. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, (a) change its legal name, its jurisdiction of organization, its organizational structure or type or any organizational identification number (if any) assigned by its jurisdiction of organization, (b) relocate its chief executive office without thirty (30) days prior written notification to Agent, (c) engage in any business other than or reasonably related or incidental to the businesses currently engaged in by such Loan Party or Subsidiary, (d) cease to conduct business substantially in the manner conducted by such Loan Party or Subsidiary as of the date of this Agreement or (e) without the prior written consent of the Agent (which shall not be unreasonably withheld), change its fiscal year end.

7.5 Mergers or Acquisitions. No Loan Party shall merge or consolidate, and no Loan Party shall permit any of its Subsidiaries to merge or consolidate, with or into any other person or entity (other than mergers of a Subsidiary into Borrower in which Borrower is the surviving entity) or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another person or entity or all or substantially all of the assets constituting any line of business, division, branch, operating division or other unit operation of another person or entity.

7.6 Restricted Payments. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, (a) declare or pay any dividends or make any other distribution or payment on account of or redeem, retire, defease or purchase any capital stock (other than (i) the payment of dividends to Borrower or the payment of dividends by a Subsidiary of any Loan Party to such Loan Party, (ii) the payment of dividends or distributions payable solely in Borrower’s capital stock, (iii) the issuance of capital stock upon the exercise or conversion of warrants or options, or (iv) other than during the occurrence and continuance of a Default or Event of Default, the repurchase of Borrower’s capital stock from employees, former employees, directors or former directors or their permitted transferees or estates upon their death, termination of employment or retirement in an amount not to exceed $100,000 annually), (b) purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness (other than with respect to the Obligations as described in Section 2.3) prior to its scheduled maturity, (c) make any payment in respect of (i) management fees (other than customary director fees) or (ii) consulting fees (or similar fees) to (A) any holder of two percent (2%) or more of the common stock of Borrower or securities exercisable or convertible into common stock of Borrower or other Affiliate of a Loan Party, or (B) to any other equityholder on terms more favorable than would be obtained in an arm’s length transaction, (d) be a party to or bound by an agreement that restricts a Subsidiary from paying dividends or otherwise distributing property to Borrower.

7.7 Investments. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly (a) acquire or own, or make any loan, advance or capital contribution (an “Investment”) in or to any person or entity, (b) acquire or create any Subsidiary (other than the creation of Subsidiaries to engage in businesses reasonably related or incidental to the businesses engaged in by the Borrower as of the Closing Date, so long as Borrower complies with Section 6.11 in connection therewith), or (c) engage in any joint venture or partnership with any other person or entity, other than: (i) Investments existing on the date hereof and set forth on Schedule B to this Agreement, (ii) Investments in cash and Cash Equivalents (as defined below), (iii) loans or advances to employees of Borrower or any other Loan Parties to finance travel, entertainment and relocation expenses and other ordinary business purposes in the ordinary course of business as presently conducted, provided that the aggregate outstanding principal amount of all loans and advances permitted pursuant to this clause (iii) shall not exceed $50,000 at any time, (iv) intercompany loans among Loan Parties to the extent permitted and subject to the terms and conditions of Section 7.2(f), (v) non-recourse equity capital contributions made by Borrower to any of its Subsidiaries that constitutes a Loan Party and (vi) investments in joint ventures or strategic alliances in the ordinary course of business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, but in no event consisting of Investments of cash or tangible assets (collectively, the “Permitted Investments”). The term “Cash Equivalents” means (v) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (w) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (x) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any entity organized under the laws of any state of the United States, (y) any U.S. dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) Agent or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 or (z) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (v), (w), (x) or (y) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (v), (w), (x) and (y) above shall not exceed 365 days. For the avoidance of doubt, “Cash Equivalents” does not include (and each Loan Party is prohibited from purchasing or purchasing participations in) any auction rate securities or other corporate or municipal bonds with a long-term nominal maturity for which the interest rate is reset through a Dutch auction.

7.8 Transactions with Affiliates. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly enter into or permit to exist any transaction with any Affiliate (as defined below) of a Loan Party or any Subsidiary of a Loan Party except for Permitted Investments described in clauses (iv) and (v) of such definition or other transactions that are made upon fair and reasonable terms that are no more favorable to such Affiliate than would be obtained in an arm’s length transaction. As used herein, “Affiliate” means, with respect to a Loan Party or any Subsidiary of a Loan Party, (a) each person that, directly or indirectly, owns or controls 5.0% or more of the stock or membership interests having ordinary voting power in the election of directors or managers of such Loan Party or such Subsidiary, and (b) each person that controls, is controlled by or is under common control with such Loan Party or such Subsidiary; provided, that no Closing Date Lender or any affiliates of such Closing Date Lender shall be deemed to be an “Affiliate”.

7.9 Compliance. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, (a) fail to comply with the laws and regulations described in clauses (b) or (c) of Section 5.8 herein, (b) use any portion of the Term Loans to purchase, become engaged in the business of purchasing or selling, or extend credit for the purpose of purchasing or carrying Margin Stock or (c) fail to comply in any material respect with, or violate in any material respect any other law or regulation (including without limitation any Public Health Law) applicable to it.

7.10 Deposit Accounts and Securities Accounts.

(a) The Loan Parties will, so long as Comerica Bank is a Lender, maintain depository, operating and securities accounts with Comerica Bank representing at all times at least eighty-five percent (85%) of the U.S. dollar value of all the Loan Parties’ and their respective subsidiaries’ account balances in all financial institutions. Notwithstanding the foregoing, (i) from the Closing Date through the 30th day following the Closing Date, Borrower may maintain the bank accounts listed on Schedule B hereto (the “Existing Accounts”), provided that all funds in and securities credited to such accounts are transferred to a deposit or securities account at Comerica Bank subject to an Account Control Agreement (as defined below) within two (2) Business Days of the respective accounts at Comerica Bank being opened (and with respect to any securities account, such account being subject to an Account Control Agreement) and (ii) Borrower may maintain the deposit accounts excluded from “Collateral” in Section 3.1(d) to the extent that the letter of credit obligations secured by such accounts remain outstanding.

(b) No Loan Party shall directly or indirectly maintain or establish any deposit account or securities account unless Agent, the applicable Loan Party or Loan Parties and the depository institution or securities intermediary at which the account is or will be maintained enter into a deposit account control agreement or securities account control agreement, as the case may be, in form and substance satisfactory to Agent (an “Account Control Agreement”) (which agreement shall provide, among other things, that (i) such depository institution or securities intermediary has no rights of setoff or recoupment or any other claim against such deposit or securities account (except as agreed to by Agent), other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment, and (ii) such depository institution or securities intermediary shall comply with all instructions of Agent without further consent of such Loan Party or Loan Parties, as applicable, including, without limitation, an instruction by Agent to comply exclusively with instructions of Agent with respect to such account (such notice, a “Notice of Exclusive Control”)), prior to or concurrently with the establishment of such deposit account or securities account (or in the case of any such deposit account or securities account maintained as of the date hereof, on or before the Closing Date); provided, that an Account Control Agreement shall not be required for (x) any deposit account exclusively used for payroll, payroll taxes, or other employee wage and benefit payments to or for the benefit of the Loan Parties’ employees, provided that the aggregate balance in such accounts does not exceed the amount necessary to make the immediately succeeding payroll, payroll tax or benefit payment (or such minimum amount as may be required by any requirement of law with respect to such accounts), as applicable, (y) deposit accounts on which Liens are permitted under Section 5.7(k) and (z)(i) from the Closing Date through the 30th day following the Closing Date, that certain deposit account numbered 3300211799 at Silicon Valley Bank (the “SVB Operating Account”), so long as all funds deposited in such account are transferred to an account subject to an Account Control Agreement within two (2) Business Days of their deposit therein and (ii) the Existing Accounts (including the SVB Operating Account). Agent may only give a Notice of Exclusive Control with respect to any deposit account or securities account at any time at which an Event of Default has occurred and is continuing. At the request of Agent, Borrower shall create or designate a dedicated deposit account or accounts to be used exclusively for payroll or withholding tax purposes.

7.11 Amendments to Other Agreements. No Loan Party shall amend, modify or waive (a) any provision of any Material Agreement unless the net effect of such amendment, modification or waiver is not materially adverse to Agent, Lenders and/or any Loan Party, or (b) any of such Loan Party’s organizational documents unless the net effect of such amendment, modification or waiver is not adverse to Agent or Lenders and/or materially adverse to any Loan Party.

7.12 BG Netherlands. BG Netherlands shall not at any time have more than $100,000 (or the foreign currency equivalent thereof) in assets or $50,000 (or the foreign currency equivalent thereof) in liabilities.

7.13 Post Closing Covenants. No later than thirty (30) days after the Closing Date (or such later date as Agent shall approve in writing), Borrower shall deliver Account Control Agreements for each of its securities accounts at Comerica Bank.

8. DEFAULT AND REMEDIES.

8.1 Events of Default. Loan Parties shall be in default under this Agreement and each of the other Debt Documents if (each of the following, an “Event of Default”):

(a) Borrower shall fail to pay (i) any principal when due, or (ii) any interest, fees or other Obligations (other than as specified in clause (i)) within a period of three (3) Business Days after the due date thereof (other than on the Term Loan Maturity Date);

(b) any Loan Party breaches any of its obligations under Section 6.1 (solely as it relates to maintaining its existence), Section 6.2, Section 6.3, Section 6.4, or Article 7;

(c) any Loan Party breaches any of its other obligations under any of the Debt Documents and fails to cure such breach within thirty (30) days after the earlier of (i) the date on which an officer of such Loan Party becomes aware, or through the exercise of reasonable diligence should have become aware, of such failure and (ii) the date on which notice shall have been given to Borrower from Agent;

(d) any warranty, representation or statement made or deemed made by or on behalf of any Loan Party in any of the Debt Documents or otherwise in connection with any of the Obligations shall be false or misleading in any material respect at the time such warranty, representation or statement was made or deemed to be made;

(e) Collateral with an aggregate value equal to or greater than $100,000 is subjected to attachment, execution, levy, seizure or confiscation in any legal proceeding or otherwise, or if any legal or administrative proceeding is commenced against any Loan Party or Collateral with an aggregate value equal to or greater than $100,000, which in the good faith judgment of Agent subjects any of the Collateral to a material risk of attachment, execution, levy, seizure or confiscation and no bond is posted or protective order obtained to negate such risk;

(f) one or more judgments, orders or decrees shall be rendered against any Loan Party or any Subsidiary of a Loan Party that exceeds by more than $100,000 any insurance coverage applicable thereto (to the extent the relevant insurer has been notified of such claim and has not denied coverage therefor) or one or more non-monetary judgments, orders or decrees shall be rendered against any Loan Party or any Subsidiary of a Loan Party that could reasonably be expected to result in a Material Adverse Effect, and in either case (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order or decree or (ii) such judgment, order or decree shall not have been satisfied, vacated or discharged for a period of ten (10) consecutive days and there shall not be in effect (by reason of a pending appeal or otherwise) any stay of enforcement thereof;

(g) (i) any Loan Party or any Subsidiary of a Loan Party shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally, shall make a general assignment for the benefit of creditors, or shall cease doing business as a going concern, (ii) any proceeding shall be instituted by or against any Loan Party or any Subsidiary of a Loan Party seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, composition of it or its debts or any similar order, in each case under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, conservator, liquidating agent, liquidator, other similar official or other official with similar powers, in each case for it or for any substantial part of its property and, in the case of any such proceedings instituted against (but not by or with the consent of) such Loan Party or such Subsidiary, either such proceedings shall remain undismissed or unstayed for a period of forty-five (45) days or more or any action sought in such proceedings shall occur or (iii) any Loan Party or any Subsidiary of a Loan Party shall take any corporate or similar action or any other action to authorize any action described in clause (i) or (ii) above;

(h) a Material Adverse Effect has occurred;

(i) (i) any provision of any Debt Document shall fail to be valid and binding on, or enforceable against, a Loan Party that is a party thereto, or (ii) any Debt Document purporting to grant a security interest to secure any Obligation shall fail to create a valid and enforceable security interest on any Collateral purported to be covered thereby or such security interest shall fail or cease to be a perfected Lien with the priority required in the relevant Debt Document, or any Loan Party shall state in writing that any of the events described in clause (i) or (ii) above shall have occurred;

(j) (i) any Loan Party or any Subsidiary of a Loan Party defaults under any Material Agreement (after any applicable grace period contained therein) where the damages against or other losses incurred by such Loan Party could reasonably be expected to exceed $250,000 or such default gives any other party to such Material Agreement the right to terminate the Material Agreement, (ii) (A) any Loan Party or any Subsidiary of a Loan Party fails to make (after any applicable grace period) any payment when due (whether due because of scheduled maturity, required prepayment provisions, acceleration, demand or otherwise) on any Indebtedness (other than the Obligations) of such Loan Party or such Subsidiary having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $250,000 (“Material Indebtedness”), (B) any other event shall occur or condition shall exist under any contractual obligation relating to any such Material Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of (without regard to any subordination terms with respect thereto), the maturity of such Material Indebtedness or (C) any such Material Indebtedness shall become or be declared to be due and payable, or be required to be prepaid, redeemed, defeased or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof, or (iii) any Loan Party defaults (beyond any applicable grace period) under any obligation for payments due or otherwise under any lease agreement that meets the criteria for the requirement of an Access Agreement under Section 6.6 and, as a result thereof, the landlord thereunder has the right to terminate such lease agreement;

(k) (i) any of the chief executive officer or the chief financial officer of Borrower as of the date hereof shall cease to be involved in the day to day operations or management of the business of Borrower and an appropriately qualified (in accordance with industry standards) successor of such officer is not appointed by the board of directors of Borrower on an interim or permanent basis (or, with respect to the chief financial officer, the duties of such chief financial officer are assumed by a qualified member of the finance department of such Loan Party) within ninety (90) days of such cessation of involvement, and such successor is in compliance with OFAC, money-laundering, anti-terrorism, SEC, drug/device laws and regulations, and other similar regulations (in each case, to the extent applicable to a natural Person), (ii) investment funds managed directly or indirectly by, or otherwise affiliated with, Flagship Ventures Management, Inc. (collectively, the “Permitted Holders”) shall cease to have the right to appoint at least the same percentage of members of the board of directors of Borrower as such Permitted Holders had on the Closing Date; (iii) the acquisition, directly or indirectly, by any person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934), other than the Permitted Holders, of more than thirty-five percent (35%) of the voting power of the voting stock of Borrower by way of merger or consolidation or otherwise, (iv) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Borrower (together with any new directors whose election by the board of directors of Borrower or whose nomination for election by the stockholders of Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office or (v) except as expressly permitted herein, Borrower ceases to own and control, directly or indirectly, all of the economic and voting rights associated with the outstanding voting capital stock (or other voting equity interest) of each of its Subsidiaries;

(l) Any event beyond the control of a Loan Party occurs, whether or not insured or insurable, as a result of which revenue-producing activities cease or are curtailed by more than 33% at facilities of any Loan Party generating a material percentage of such Loan Party’s consolidated revenues for the fiscal year preceding such event and such cessation or curtailment continues for more than one hundred twenty (120) days; or

(m) (i) Any recall, withdrawal, or discontinuance of marketing any of a Loan Party’s products occurs; (ii) any Loan Party receives a warning letter from the FDA that could reasonably be expected to have a Material Adverse Effect; (iii) a product recall by a Loan Party that could reasonably be expected to result in liability and expense to the Loan Parties of $100,000 or more occurs; or (iv) any Loan Party enters into a settlement agreement with the FDA or any other governmental authority that could reasonably be expected to have a Material Adverse Effect.

8.2 Lender Remedies. Upon the occurrence of any Event of Default, at the written request of the Requisite Lenders, Agent shall (1) terminate the Commitments with respect to further Term Loans and (2) declare any or all of the Obligations to be immediately due and payable, without demand or notice to any Loan Party and the accelerated Obligations shall bear interest at the Default Rate pursuant to Section 2.5, provided that, upon the occurrence of any Event of Default specified in Section 8.1(g) above, the Obligations shall be automatically accelerated. After the occurrence and during the continuance of an Event of Default, Agent shall have (on behalf of itself and Lenders) all of the rights and remedies of a secured party under the UCC, and under any other applicable law. Without limiting the foregoing, (a) at the written request of the Requisite Lenders, the Agent shall, or (b) upon the termination of the Commitments or the acceleration of the Obligations pursuant to this Section 8.2, or upon receipt of written request of the Requisite Lenders to exercise remedies generally, the Agent may, (w) notify any account debtor of any Loan Party or any obligor on any instrument which constitutes part of the Collateral to make payments to Agent (for the benefit of itself and Lenders), (x) with or without legal process, enter any premises where the Collateral may be and take possession of and remove the Collateral from the premises or store it on the premises, (y) sell the Collateral at public or private sale, in whole or in part, and have the right to bid and purchase at such sale, or (z) lease or otherwise dispose of all or part of the Collateral, applying proceeds from such disposition to the Obligations in accordance with Section 8.3. If requested by Agent, Loan Parties shall promptly assemble the Collateral and make it available to Agent at a place to be designated by Agent. Agent may also render any or all of the Collateral unusable at a Loan Party’s premises and may dispose of such Collateral on such premises without liability for rent or costs. Any notice that Agent is required to give to a Loan Party under the UCC of the time and place of any public sale or the time after which any private sale or other intended disposition of the Collateral is to be made shall be deemed to constitute reasonable notice if such notice is given in accordance with this Agreement at least ten (10) days prior to such action. Effective only upon the occurrence and during the continuance of an Event of Default, each Loan Party hereby irrevocably appoints Agent (and any of Agent’s designated officers or employees) as such Loan Party’s true and lawful attorney to: (i) take any of the actions specified above in this paragraph; (ii) endorse such Loan Party’s name on any checks or other forms of payment or security that may come into Agent’s possession; (iii) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Agent determines to be reasonable; and (iv) do such other and further acts and deeds in the name of such Loan Party that Agent may deem necessary or desirable to enforce its rights in or to any of the Collateral or to perfect or better perfect Agent’s security interest (on behalf of itself and Lenders) in any of the Collateral. For the purpose of enabling Agent to exercise rights and remedies under this Section 8.2 at such time as Agent shall be lawfully entitled to exercise such rights and remedies, each Loan Party hereby grants to Agent (on behalf of itself and Lenders), (A) an irrevocable, nonexclusive, worldwide license (exercisable without payment of royalty or other compensation to such Loan Party), to use or sublicense any Intellectual Property now owned or hereafter acquired by such Loan Party and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof and (B) an irrevocable license (without payment of rent or other compensation to such Loan Party) to use, operate and occupy all real property owned, operated, leased, subleased or otherwise occupied by such Loan Party. The appointment of Agent as each Loan Party’s attorney in fact is a power coupled with an interest and is irrevocable until the Termination Date.

Notwithstanding anything to the contrary contained in this Section 8.2, Agent shall not be required to obtain the consent of any Lender in exercising remedies pursuant hereto in the event of any Exigent Circumstance (as defined below). As used herein, “Exigent Circumstance” means any event or circumstance that, in the reasonable judgment of Agent, imminently threatens the ability of Agent to realize upon all or any material portion or material piece of the Collateral, such as, without limitation, fraudulent removal, concealment, or abscondment thereof, destruction or material waste thereof, or failure of any Loan Party after reasonable demand to maintain or reinstate adequate casualty insurance coverage, or which, in the judgment of Agent, could result in a material diminution in value of the Collateral (including, for the avoidance of doubt and without limitation, circumstances where Agent reasonably believes the Loan Parties’ remaining cash and Cash Equivalents are being, or are likely to be, significantly and imminently diminished).

8.3 Application of Proceeds. Proceeds from any Transfer of the Collateral or from any Transfer of the Intellectual Property (other than Permitted Dispositions) and all payments made to or proceeds of Collateral or Intellectual Property received by Agent during the continuance of an Event of Default shall be applied as follows: (a) first, to pay all fees, costs, indemnities, reimbursements and expenses then due to Agent under the Debt Documents in its capacity as Agent under the Debt Documents, until paid in full in cash, (b) second, to pay all fees, costs, indemnities, reimbursements and expenses then due to any Lenders under the Debt Documents in accordance with their respective Pro Rata Shares, until paid in full in cash, (c) third, to pay all interest on the Term Loans then due to Lenders in accordance with their respective Pro Rata Shares (other than interest, fees, expenses and other amounts accrued after the commencement of any proceeding referred to in Section 8.1(g) if a claim for such amounts is not allowable in such proceeding), until paid in full in cash, (d) fourth, to pay all principal on the Term Loans then due to Lenders in accordance with their respective Pro Rata Shares, until paid in full in cash, (e) fifth, to pay all other Obligations then due to Lenders in accordance with their respective Pro Rata Shares (including, without limitation, all interest, fees, expenses and other amounts accrued after the commencement of any proceeding referred to in Section 8.1(g) whether or not a claim for such amounts is allowable in such proceeding), until paid in full in cash, and (f) sixth, to Borrower or as otherwise required by law. Borrower shall remain fully liable for any deficiency.

9. The Agent.

9.1 Appointment of Agent.

(a) Each Lender hereby appoints GECC (together with any successor Agent pursuant to Section 9.6) as Agent under the Debt Documents and authorizes Agent to (a) execute and deliver the Debt Documents and accept delivery thereof on its behalf from Loan Parties, (b) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under such Debt Documents and (c) exercise such powers as are reasonably incidental thereto. The provisions of this Article 9 are solely for the benefit of Agent and Lenders and none of Loan Parties nor any other person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Debt Documents, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Loan Party or any other person. Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Debt Documents. The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Debt Document or otherwise a fiduciary or trustee relationship in respect of any Lender. Except as expressly set forth in this Agreement and the other Debt Documents, Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to Borrower or any of its Subsidiaries that is communicated to or obtained by GECC or any of its affiliates in any capacity.

(b) Without limiting the generality of clause (a) above, Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Debt Documents (including in any other bankruptcy, insolvency or similar proceeding), and each person making any payment in connection with any Debt Document to any Lender is hereby authorized to make such payment to Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of Agent and Lenders with respect to any Obligation in any proceeding described in any bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Lender), (iii) act as collateral agent for Agent and each Lender for purposes of the perfection of all Liens created by the Debt Documents and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Debt Documents, (vi) except as may be otherwise specified in any Debt Document, exercise all remedies given to Agent and the other Lenders with respect to the Collateral, whether under the Debt Documents, applicable law or otherwise and (vii) execute any amendment, consent or waiver under the Debt Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Loan Party with, and cash and cash equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed. Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Debt Document by or through any trustee, co-agent, employee, attorney-in-fact and any other person (including any Lender). Any such person shall benefit from this Article 9 to the extent provided by Agent.

(c) If Agent shall request instructions from Requisite Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Debt Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders or all affected Lenders, as the case may be, and Agent shall not incur liability to any person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Debt Document (a) if such action would, in the opinion of Agent, be contrary to law or any Debt Document, (b) if such action would, in the opinion of Agent, expose Agent to any potential liability under any law, statute or regulation or (c) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Debt Document in accordance with the instructions of Requisite Lenders or all affected Lenders, as applicable.

9.2 Agent’s Reliance, Etc. Neither Agent nor any of its affiliates nor any of their respective directors, officers, agents, employees or representatives shall be liable for any action taken or omitted to be taken by it or them hereunder or under any other Debt Documents, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limiting the generality of the foregoing, Agent: (a) may treat the payee of any Note as the holder thereof until such Note has been assigned in accordance with Section 10.1; (b) may consult with legal counsel, independent public accountants and other experts, whether or not selected by it, and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Requisite Lenders, (d) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Debt Documents; (e) shall not have any duty to inspect the Collateral (including the books and records) or to ascertain or to inquire as to the performance or observance of any provision of any Debt Document, whether any condition set forth in any Debt Document is satisfied or waived, as to the financial condition of any Loan Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from Borrower or any Lender describing such Default or Event of Default clearly labeled “notice of default”; (f) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Debt Document or any other instrument or document furnished pursuant hereto or thereto; and (g) shall incur no liability under or in respect of this Agreement or the other Debt Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties.

9.3 GECC and Affiliates. GECC shall have the same rights and powers under this Agreement and the other Debt Documents as any other Lender and may exercise the same as though it were not Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include GECC in its individual capacity. GECC and its affiliates may lend money to, invest in, and generally engage in any kind of business with, Borrower, any of Borrower’s Subsidiaries, any of their Affiliates and any person who may do business with or own securities of Borrower, any of Borrower’s Subsidiaries or any such Affiliate, all as if GECC were not Agent and without any duty to account therefor to Lenders. GECC and its affiliates may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders. Each Lender acknowledges the potential conflict of interest between GECC as a Lender holding disproportionate interests in the Term Loans and GECC as Agent, and expressly consents to, and waives, any claim based upon, such conflict of interest.

9.4 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the financial statements referred to in Section 6.3 and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of each Loan Party and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Term Loans, and expressly consents to, and waives, any claim based upon, such conflict of interest.

9.5 Indemnification. Lenders shall and do hereby indemnify Agent (to the extent not reimbursed by Loan Parties and without limiting the obligations of Loan Parties hereunder), ratably according to their respective Pro Rata Shares from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Debt Document or any action taken or omitted to be taken by Agent in connection therewith; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its Pro Rata Share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Debt Document, to the extent that Agent is not reimbursed for such expenses by Loan Parties. The provisions of this Section 9.5 shall survive the termination of this Agreement.

9.6 Successor Agent. Agent may resign at any time by delivering notice of such resignation to the Lenders and the Borrower, effective on the date set forth in such notice. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof. If no successor Agent has been appointed pursuant to the foregoing, within thirty (30) days after the date such notice of resignation was given by the resigning Agent, the Requisite Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Debt Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent’s resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Debt Documents.

9.7 Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 9.8(e), each Lender is hereby authorized at any time or from time to time upon the direction of Agent, without notice to Borrower or any other person, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower (regardless of whether such balances are then due to Borrower) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of Borrower against and on account of any of the Obligations that are not paid when due. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares of the Obligations. Borrower agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts so offset to other Lenders and holders and (b) any Lender so purchasing a participation in the Term Loans made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Term Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest. The term “Pro Rata Share” means, with respect to any Lender at any time, the percentage obtained by dividing (x) the Commitment of such Lender then in effect (or, if such Commitment is terminated, the aggregate outstanding principal amount of the Term Loans owing to such Lender) by (y) the Total Commitment then in effect (or, if the Total Commitment is terminated, the outstanding principal amount of the Term Loans owing to all Lenders).

9.8 Advances; Payments; Non-Funding Lenders; Information; Actions in Concert.

(a) Advances; Payments. If Agent receives any payment for the account of Lenders on or prior to 11:00 a.m. (New York time) on any Business Day, Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on such Business Day. If Agent receives any payment for the account of Lenders after 11:00 a.m. (New York time) on any Business Day, Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on the next Business Day. To the extent that any Lender has failed to fund any such payments and Term Loans (a “Non-Funding Lender”), Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender’s Pro Rata Share of all payments received from Borrower.

(b) Return of Payments.

(i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from a Loan Party and such related payment is not received by Agent, then Agent will be entitled to recover such amount (including interest accruing on such amount at the Federal Funds Rate for the first Business Day and thereafter, at the rate otherwise applicable to such Obligation) from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to a Loan Party or paid to any other person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Debt Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to a Loan Party or such other person, without setoff, counterclaim or deduction of any kind.

(c) Non-Funding Lenders. The failure of any Non-Funding Lender to make any Term Loan or any payment required by it hereunder shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such Term Loan, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make a Term Loan or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Debt Document or constitute a “Lender” (or be included in the calculation of “Requisite Lender” hereunder) for any voting or consent rights under or with respect to any Debt Document. At Borrower’s request, Agent or a person reasonably acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such person, all of the Commitments and all of the outstanding Term Loans of that Non-Funding Lender for an amount equal to the principal balance of all Term Loans held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement (as defined below).

(d) Dissemination of Information. Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to Borrower, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Lenders acknowledge that Borrower is required to provide financial statements to Lenders in accordance with Section 6.3 hereto and agree that Agent shall have no duty to provide the same to Lenders.

(e) Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement, the Notes or any other Debt Documents (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent and Requisite Lenders.

10. MISCELLANEOUS.

10.1 Assignment.

(a) Subject to the terms of this Section 10.1, each Lender shall have the right to sell, transfer or assign, at any time or times, all or a portion of its rights and obligations hereunder and under the other Debt Documents, its Commitment, its Term Loans or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder; provided, however, that any such sale, transfer or assignment shall: (i) except in the case of a sale, transfer or assignment to a Qualified Assignee (as defined below), require the prior written consent of Agent and the Requisite Lenders (which consent shall not be unreasonably withheld, conditioned or delayed); (ii) require the execution of an assignment agreement in form and substance reasonably satisfactory to, and acknowledged by, Agent (an “Assignment Agreement”); (iii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Commitment and/or Term Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof;

(iv) be in an aggregate amount of not less than $1,000,000, unless such assignment is made to an existing Lender or an affiliate of an existing Lender or is of the assignor’s (together with its affiliates’) entire interest of the Term Loans or is made with the prior written consent of Agent; and (v) include a payment to Agent of an assignment fee of $3,500 (unless otherwise agreed by Agent). In the case of an assignment by a Lender under this Section 10.1(a), the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitment and Term Loans, as applicable, or assigned portion thereof from and after the date of such assignment. Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a “Lender”. In the event any Lender assigns or otherwise transfers all or any part of the Commitments and Obligations, Borrower shall, upon the assignee’s or the assignor’s request, execute new Notes in exchange for the Notes, if any, being assigned. Agent may amend Schedule A to this Agreement to reflect assignments made in accordance with this Section.

As used herein, “Qualified Assignee” means (a) any Lender and any affiliate of any Lender and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody’s at the date that it becomes a Lender and in each case of clauses (a) and (b), which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes; provided that no person proposed to become a Lender after the Closing Date and determined by Agent to be acting in the capacity of a vulture fund or distressed debt purchaser shall be a Qualified Assignee, and no person or affiliate of such person proposed to become a Lender after the Closing Date and that holds any subordinated debt or stock issued by any Loan Party or its Affiliates (other than a Closing Date Lender or an affiliate thereof) shall be a Qualified Assignee.

(b) In addition to the other rights provided in this Section 10.1, each Lender may, without notice to or consent from Agent or any Loan Party, sell participations to one or more persons or entities in or to all or a portion of its rights and obligations under the Debt Documents (including all of its rights and obligations with respect to the Term Loans); provided, however, that, whether as a result of any term of any Debt Document or of such participation, (i) no such participant shall have a commitment, or be deemed to have made an offer to commit, to make any Term Loan hereunder, and, no such participant shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Loan Parties and Agent and other Lenders towards such Lender, under any Debt Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations, and in no case shall a participant have the right to enforce any of the terms of any Debt Document, and (iii) the consent of such participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Debt Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Debt Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii), (iii) and (viii) of subsection 10.8(c) hereof.

10.2 Notices. All notices, requests or other communications given in connection with this Agreement shall be in writing, shall be addressed to the parties at their respective addresses set forth on the signature pages hereto below such parties’ name or in the most recent Assignment Agreement executed by any Lender (unless and until a different address may be specified in a written notice to the other party delivered in accordance with this Section 10.2), and shall be deemed given (a) on the date of receipt if delivered by hand, (b) on the date of sender’s receipt of confirmation of proper transmission if sent by facsimile transmission, (c) on the next Business Day after being sent by a nationally-recognized overnight courier, and (d) on the fourth Business Day after being sent by registered or certified mail, postage prepaid. As used herein, the term “Business Day” means and includes any day other than Saturdays, Sundays, or other days on which commercial banks in New York, New York are required or authorized to be closed.

10.3 Correction of Debt Documents. Agent may correct patent errors and fill in all blanks in this Agreement or the Debt Documents consistent with the agreement of the parties.

10.4 Performance. Time is of the essence of this Agreement. This Agreement shall be binding, jointly and severally, upon all parties described as the “Borrower” and their respective successors and assigns, and shall inure to the benefit of Agent, Lenders, and their respective successors and permitted assigns.

10.5 Payment of Fees and Expenses. Loan Parties agree, jointly and severally, to pay or reimburse upon demand for all reasonable fees, costs and expenses incurred by Agent and Lenders in connection with (a) the investigation, preparation, negotiation, execution, administration of, or any amendment, modification, waiver or termination of, this Agreement or any other Debt Document, (b) any legal advice relating to Agent’s rights or responsibilities under any Debt Document, (c) the administration of the Loans and the facilities hereunder and any other transaction contemplated hereby or under the Debt Documents and (d) the enforcement, assertion, defense or preservation of Agent’s and Lenders’ rights and remedies under this Agreement or any other Debt Document, in each case of clauses (a) through (d), including, without limitation, reasonable attorneys’ fees and expenses, the reasonable allocated cost of in-house legal counsel, reasonable fees and expenses of consultants, auditors (including internal auditors) and appraisers and UCC and other corporate search and filing fees and wire transfer fees. Borrower further agrees that such fees, costs and expenses shall constitute Obligations. This provision shall survive the termination of this Agreement.

10.6 Indemnity. Each Loan Party shall and does hereby jointly and severally indemnify and defend Agent, Lenders, and their respective successors and assigns, and their respective directors, officers, employees, consultants, attorneys, agents and affiliates (each an “Indemnitee”) from and against all liabilities, losses, damages, expenses, penalties, claims, actions and suits (including, without limitation, related reasonable attorneys’ fees and the allocated costs of in-house legal counsel) of any kind whatsoever arising, directly or indirectly, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with this Agreement, the other Debt Documents or any of the transactions contemplated hereby or thereby (the “Indemnified Liabilities”); provided that, no Loan Party shall have any obligation to any Indemnitee with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnitee as determined by a final non-appealable judgment of a court of competent jurisdiction. In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). Each Loan Party waives, releases and agrees (and shall cause each other Loan Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor. This provision shall survive the termination of this Agreement.

10.7 Rights Cumulative. Agent’s and Lenders’ rights and remedies under this Agreement or otherwise arising are cumulative and may be exercised singularly or concurrently. Neither the failure nor any delay on the part of Agent or any Lender to exercise any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise of that or any other right, power or privilege. NONE OF AGENT OR ANY LENDER SHALL BE DEEMED TO HAVE WAIVED ANY OF ITS RESPECTIVE RIGHTS UNDER THIS AGREEMENT OR UNDER ANY OTHER AGREEMENT, INSTRUMENT OR PAPER SIGNED BY BORROWER UNLESS SUCH WAIVER IS EXPRESSED IN WRITING AND SIGNED BY AGENT, REQUISITE LENDERS OR ALL LENDERS, AS APPLICABLE. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

10.8 Entire Agreement; Amendments, Waivers.

(a) This Agreement and the other Debt Documents constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior understandings (whether written, verbal or implied) with respect to such subject matter. Section headings contained in this Agreement have been included for convenience only, and shall not affect the construction or interpretation of this Agreement.

(b) Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Debt Document, or any consent to any departure by a Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent, Borrower, and Lenders having more than (x) 50% of the aggregate Commitments of all Lenders or (y) if such Commitments have expired or been terminated, 50% of the aggregate outstanding principal amount of the Term Loans (the “Requisite Lenders”); provided, however, that so long as a Closing Date Lender does not assign any portion of its Commitment or Term Loan (other than an assignment to any affiliate of such Closing Date Lender), the “Requisite Lenders” shall include such Lender. Except as set forth in clause (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders. As used herein, “Closing Date Lender” shall mean each Lender listed on Schedule A attached hereto as of the Closing Date, or any affiliate of such Lender to whom all or any portion of the Loans are assigned in accordance with this Agreement.

(c) No amendment, modification, termination or waiver of any provision of this Agreement or any other Debt Document shall, unless in writing and signed by Agent and each Lender directly affected thereby: (i) increase or decrease any Commitment of any Lender or increase or decrease the Total Commitment (which shall be deemed to affect all Lenders), (ii) reduce the principal of or rate of interest on any Obligation or the amount of any fees payable hereunder (other than waiving the imposition of the Default Rate), (iii) postpone the date fixed for or waive any payment of principal of or interest on any Term Loan, or any fees hereunder, (iv) release all or substantially all of the Collateral, or consent to a transfer of all or substantially all of the Intellectual Property, in each case, except as otherwise expressly permitted in the Debt Documents (which shall be deemed to affect all Lenders), (v) subordinate the Lien on all or substantially all of the Collateral granted in favor of Agent securing the Obligations (which shall be deemed to affect all Lenders), (vi) release a Loan Party from, or consent to a Loan Party’s assignment or delegation of, such Loan Party’s obligations hereunder and under the other Debt Documents or any Guarantor from its guaranty of the Obligations (which shall be deemed to affect all Lenders), (vii) amend, modify, terminate or waive Section 8.3, 9.7 or 10.8(b) or (c), or (viii) amend or modify the definition of “Requisite Lenders”.

(d) Notwithstanding any provision in this Section 10.8 to the contrary, no amendment, modification, termination or waiver affecting or modifying the rights or obligations of Agent hereunder shall be effective unless signed by Borrower, Agent and Requisite Lenders.

(e) Each Lender hereby consents to the release by Agent of any Lien held by Agent for the benefit of itself and Lenders in any or all of the Collateral to secure the Obligations upon (i) the occurrence of any Permitted Disposition pursuant to Section 7.3 and (ii) the termination of the Commitments and the payment and satisfaction in full of the Obligations.

10.9 Binding Effect. This Agreement shall continue in full force and effect until the Termination Date; provided, however, that the provisions of this Section and Sections 2.2(f), 9.5, 10.5 and 10.6 and the other indemnities contained in the Debt Documents shall survive the Termination Date. The surrender, upon payment or otherwise, of any Note or any of the other Debt Documents evidencing any of the Obligations shall not affect the right of Agent to retain the Collateral for such other Obligations as may then exist or as it may be reasonably contemplated will exist in the future. This Agreement and the grant of the security interest in the Collateral pursuant to Section 3.1 shall automatically be reinstated if Agent or any Lender is ever required to return or restore the payment of all or any portion of the Obligations (all as though such payment had never been made).

10.10 Use of Logo. Each Loan Party authorizes Agent to use its name, logo and/or trademark without notice to or consent by such Loan Party, in connection with certain promotional materials that Agent may disseminate to the public. The promotional materials may include, but are not limited to, brochures, video tape, internet website, press releases, tombstones, advertising in newspaper and/or other periodicals, lucites, and any other materials relating the fact that Agent has a financing relationship with Borrower and such materials may be developed, disseminated and used without Loan Parties’ review. Nothing herein obligates Agent to use a Loan Party’s name, logo and/or trademark, in any promotional materials of Agent. Loan Parties shall not, and shall not permit any of its respective Affiliates to, issue any press release or other public disclosure (other than any document filed with any governmental authority relating to a public offering of the securities of Borrower or otherwise required to be filed with the SEC) using the name, logo or otherwise referring to General Electric Capital Corporation, GE Healthcare Financial Services, Inc. or of any of their affiliates, the Debt Documents or any transaction contemplated herein or therein without at least two (2) Business Days prior written notice to and the prior written consent of Agent as applicable, unless, and only to the extent that, Loan Parties or such Affiliate is required to do so under applicable law and then, only after consulting with Agent prior thereto.

10.11 Waiver of Jury Trial. EACH OF LOAN PARTIES, AGENT AND LENDERS UNCONDITIONALLY WAIVE ANY AND ALL RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER DEBT DOCUMENTS, ANY OF THE INDEBTEDNESS SECURED HEREBY, ANY DEALINGS AMONG LOAN PARTIES, AGENT AND/OR LENDERS RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED AMONG LOAN PARTIES, AGENT AND/OR LENDERS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER DEBT DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.12 Governing Law and Jurisdiction.

(a) GOVERNING LAW. THIS AGREEMENT, THE OTHER DEBT DOCUMENTS (EXCLUDING THOSE DEBT DOCUMENTS THAT BY THEIR OWN TERMS ARE EXPRESSLY GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL, PROVIDED, HOWEVER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.

(b) SUBMISSION TO JURISDICTION. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY EXECUTING THIS AGREEMENT HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. NOTWITHSTANDING THE FOREGOING, THE AGENT AND OTHER LENDERS SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST ANY LOAN PARTY (OR ANY PROPERTY OF SUCH LOAN PARTY) IN THE COURT OF ANY OTHER JURISDICTION THE AGENT OR THE LENDERS DEEM NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR OTHER SECURITY FOR THE OBLIGATIONS. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH JURISDICTIONS.

(c) NON-EXCLUSIVE JURISDICTION. NOTHING CONTAINED IN THIS SECTION 10.12 SHALL AFFECT THE RIGHT OF AGENT OR THE LENDERS TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE REQUIREMENTS OF LAW OR COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION.

10.13 Confidentiality. Each Lender and Agent agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Debt Document and designated in writing by any Loan Party as confidential, except that such information may be disclosed (a) with the Borrower’s consent, (b) to such Lender’s or Agent’s Related Persons (as defined below), as the case may be, that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (c) to the extent such information presently is or hereafter becomes (i) publicly available other than as a result of a breach of this Section 10.13 or (ii) available to such Lender or Agent or any of their Related Persons, as the case may be, from a source (other than any Loan Party) not known by them to be subject to disclosure restrictions, (d) to the extent disclosure is required by any applicable law, rule, regulation, court decree, subpoena or other legal, administrative, governmental or regulatory request, order or proceeding or otherwise requested or demanded by any governmental authority, (e) to the extent necessary or customary for inclusion in league table measurements, (f) (i) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (ii) otherwise to the extent consisting of general portfolio information that does not identify Loan Parties, (g) to current or prospective assignees or participants and to their respective Related Persons, in each case to the extent such assignees, participants or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 10.13 (and such persons or entities may disclose information to their respective Related Persons in accordance with clause (b) above), (h) to any other party hereto, and (i) in connection with the exercise or enforcement of any right or remedy under any Debt Document, in connection with any litigation or other proceeding to which such Lender or Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Loan Parties or their Related Persons referring to a Lender or Agent or any of their Related Persons. In the event of any conflict between the terms of this Section 10.13 and those of any other contractual obligation entered into with any Loan Party (whether or not a Debt Document), the terms of this Section 10.13 shall govern. “Related Persons” means, with respect to any person or entity, each affiliate of such person or entity and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such person or entity or any of its affiliates.

10.14 USA Patriot Act. Each Lender that is subject to the Patriot Act hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act.

10.15 Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, each Loan Party, Agent and Lenders, intending to be legally bound hereby, have duly executed this Agreement in one or more counterparts, each of which shall be deemed to be an original, as of the day and year first aforesaid.

BORROWER:

BG MEDICINE, INC.

By:	/s/ Michael W. Rogers
Name: Michael W. Rogers
Title: EVP & CFO

Address For Notices For All Loan Parties:

BG Medicine, Inc.

610 Lincoln Street North

Waltham, Massachusetts 02451

Attention: Michael W. Rogers, EVP & CFO

Phone: (781) 890-1199

Facsimile: (781) 895-1119

[Signature Page to Loan and Security Agreement]

AGENT AND LENDER:

GENERAL ELECTRIC CAPITAL CORPORATION

By:	_/s/ Alan M. Silbert
Name: Alan M. Silbert
Title: Duly Authorized Signatory

Address For Notices:

General Electric Capital Corporation

c/o GE Healthcare Financial Services, Inc.

Two Bethesda Metro Center, Suite 600

Bethesda, Maryland 20814

Attention: Senior Vice President of Risk – Life Science Finance

Phone: (301) 961-1640

Facsimile: (301) 664-9855

With a copy to:

General Electric Capital Corporation

c/o GE Healthcare Financial Services, Inc.

Two Bethesda Metro Center, Suite 600

Bethesda, Maryland 20814

Attention: General Counsel

Phone: (301) 961-1640

Facsimile: (301) 664-9866

[Signature Page to Loan and Security Agreement]

LENDER:

COMERICA BANK

By:	/s/ Brian Demmert
Name: Brian Demmert
Title: SVP

Address For Notices:

Comerica Bank

250 Lytton Ave., 3rd Floor

Palo Alto, California 94301

Attention: Brian Demmert

Facsimile: (650) 462-6049

With a copy to:

Comerica Bank

MC 7578

3920 Six Mile Road

Livonia, Michigan 48152

Attention: National Documentation Service

[Signature Page to Loan and Security Agreement]

SCHEDULE A

COMMITMENTS

Name of Lender	Commitment of such Lender	Pro Rata Share
General Electric Capital Corporation	$10,000,000	66.666666667%
Comerica Bank	$5,000,000	33.333333333%

TOTAL	$15,000,000	100%